UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BJ’s Wholesale Club, Inc.

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25 Research Drive Westborough, Massachusetts 01581

April 8, 2011

Dear Shareholder:

We invite you to attend our 2011 Annual Meeting of Shareholders on Thursday, May 26, 2011, at 11:00 a.m., Eastern Time, at the Doubletree Hotel, 5400 Computer Drive, Westborough, Massachusetts. At this meeting, you will be asked to elect three directors, to ratify the Audit Committee’s selection of our independent registered public accounting firm, to approve an advisory vote on executive compensation as described in these materials, to act on an advisory vote on the frequency of future executive compensation advisory votes and to consider and vote upon a shareholder proposal as described in the accompanying Proxy Statement.

Please take your opportunity to vote. Your vote is important.

Sincerely,

Laura J. Sen President and Chief Executive Officer	Herbert J Zarkin Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 26, 2011

The 2011 Annual Meeting of Shareholders of BJ’s Wholesale Club, Inc. will be held at the Doubletree Hotel, 5400 Computer Drive, Westborough, Massachusetts, on Thursday, May 26, 2011, at 11:00 a.m., Eastern Time. At the meeting, shareholders will consider and vote on the following matters:

1.	Election of three directors to serve until the 2014 Annual Meeting of Shareholders;

2	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012;

3.	An advisory vote on executive compensation;

4.	An advisory vote on the frequency of future executive compensation advisory votes; and

5.	Consideration of a shareholder proposal, if presented at the Annual Meeting, as described on pages 49 to 50 of the Proxy Statement.

The shareholders will also act on any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 28, 2011 may vote at the meeting.

By Order of the Board of Directors

Lon F. Povich Secretary

Westborough, Massachusetts

April 8, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Shareholders’ Meeting. We are mailing to our shareholders a notice of availability over the Internet of our proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. We believe that this e-proxy process expedites shareholders’ receipt of materials and lowers the cost and reduces the environmental impact of the annual meeting.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

BJ’s WHOLESALE CLUB, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 26, 2011

PROXY STATEMENT

We are sending you this proxy statement because the Board of Directors of BJ’s Wholesale Club, Inc. (“we,” “our,” “BJ’s” or the “Company”) is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held at the Doubletree Hotel, 5400 Computer Drive, Westborough, Massachusetts, 11:00 a.m., Eastern Time, on May 26, 2011, and at any adjournment or adjournments of that meeting. You may obtain directions to the location of the annual meeting by contacting our Investor Relations Department, BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581, telephone (774) 512-7400. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about April 8, 2011.

Unless you give different instructions, shares represented by properly executed proxies will be voted FOR the election of the three director nominees set forth below, FOR the ratification of the selection of our independent registered public accounting firm, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, for a frequency of every THREE YEARS for future advisory votes on executive compensation and AGAINST the shareholder proposal described on pages 49 to 50 of this Proxy Statement, if presented at the Annual Meeting. You may revoke your proxy at any time before it is exercised by delivering a written revocation to the Secretary of BJ’s at the address below, by delivering another proxy with a later date or by requesting at the meeting that your proxy be revoked.

Shareholders of record at the close of business on March 28, 2011, are entitled to vote at the meeting. Each share of BJ’s common stock, par value $.01 (“common stock”), outstanding on the record date is entitled to one vote, other than shares owned directly or indirectly by BJ’s. As of the close of business on March 28, 2011, there were outstanding and entitled to vote 53,691,377 shares of common stock.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on May 26, 2011

This proxy statement and the Annual Report of the Company for the fiscal year ended January 29, 2011 are available at http://bnymellon.mobular.net/bnymellon/bj.

To request a printed copy of the proxy statement, annual report and form of proxy relating to our future shareholder meetings, visit www.bjsinvestor.com, telephone: 866-991-1237 or send an email to investor@bjs.com.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as filed with the Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any shareholder upon written or oral request to the Corporate Secretary at the Company’s address, which is BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Fiscal year references apply to the Company’s fiscal year that ends on the Saturday closest to January 31 of the following year. For example, the fiscal year ended January 29, 2011 is referred to as 2010 or fiscal 2010.

Vote Required

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be counted as present.

If a quorum is present at the annual meeting, the vote required to adopt each of the five scheduled proposals will be as follows:

Election of Directors.    Under the Company’s by-laws, since the election of directors at the annual meeting is not a contested election meeting (as defined in the by-laws), a nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee. Abstentions and broker non-votes will not be counted as a vote for or against a nominee, and therefore, will have no effect on the outcome of the election. For additional information regarding an incumbent director failing to obtain the required vote for reelection in an uncontested election, see “Policy Regarding Holdover Directors” below.

Ratification of Registered Public Accounting Firm, Advisory Vote on Executive Compensation, Frequency of Advisory Vote on Executive Compensation and Shareholder Proposal.    Under the Company’s by-laws, a majority of the votes properly cast upon each of these proposals. Shares which abstain from voting on these proposals and broker non-votes will not be counted as votes in favor of such proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of these proposals.

Under New York Stock Exchange (“NYSE”) rules, brokers do not have discretionary authority to vote on election of directors, the advisory vote on executive compensation, the frequency of the advisory vote on executive compensation or the shareholder proposal.

Electronic Voting

Any shareholder who owns shares of common stock of record may authorize the voting of its shares over the Internet at www.proxyvoting.com/bj, or by telephone by calling 1-866-540-5760, 24 hours a day, 7 days a week, and, if you receive a paper copy of the proxy materials, by following the instructions on the enclosed proxy card. If you vote by any of the available methods, your shares will be voted at the meeting in accordance with your instructions. If you vote electronically or sign and return the proxy card but do not give any instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board of Directors. Authorizations submitted over the Internet or by telephone must be received by 5:00 p.m., Eastern Time, on May 25, 2011.

In addition to mailing the Notice of Internet Availability of Proxy Materials to shareholders, the Company has asked banks and brokers to forward copies of the Notice of Internet Availability of Proxy Materials, and upon request, paper copies of the proxy materials, to persons for whom they hold stock of the Company and to request authority for execution of the proxies. As indicated on the form or other documentation provided by your bank or broker, you may have the choice of voting your shares electronically or by telephone. Please follow the instructions on the form you received from your bank or broker.

Participants in BJ’s Wholesale Club, Inc. 401(k) Savings Plans

If you participate in either the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Salaried Employees or the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Hourly Employees and hold Company stock in your account, you may vote an amount of shares of common stock equivalent to the interest in the Company’s common stock credited to your account as of the record date. Fidelity Management Trust Company (“Fidelity”) will have the Notice of Internet Availability of Proxy Materials sent to you so that you may authorize the voting of these shares over the Internet of by telephone by following the instructions provided on the Notice of Internet Availability. If you request paper copies of the proxy materials, a proxy card will be sent to you that you may use to direct Fidelity to vote your shares on your behalf. The proxy card should be signed and returned in the provided envelope to BNY Mellon, the Company’s transfer agent and registrar. BNY Mellon will notify only Fidelity of the manner in which you have voted your shares. Fidelity will vote the shares in the manner authorized over the Internet or by telephone or as directed on the proxy card. If BNY Mellon does not receive the authorization of the voting of your shares over the Internet or by telephone or a signed proxy card from you by 5:00 p.m., Eastern Time, on May 20, 2011, there can be no assurance that Fidelity will be able to follow your instructions. If you fail to timely submit your instructions to BNY Mellon, Fidelity will vote your shares of common stock held in the BJ’s Common Stock Fund as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other plan participants have been received by Fidelity.

PROPOSAL ONE

ELECTION OF DIRECTORS

BJ’s Amended and Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Currently, the number of directors is fixed at nine. Your proxy will be voted to elect the three nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2014 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

The three nominees, each of whom currently serves as a director of the Company, have indicated their willingness to serve, if elected. If a nominee becomes unavailable, your proxy will be voted either for another nominee proposed by the Board of Directors or a lesser number of directors as proposed by the Board of Directors. As required by our corporate governance guidelines as described under “Policy Regarding Holdover Directors” on page 12, each nominee for director has tendered an irrevocable resignation that will become effective if he fails to receive the required vote in an uncontested election at the annual meeting and the Board accepts the tendered resignation.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES FOR ELECTION AS DIRECTORS

Set forth below is information about each of our directors, including the nominees for election at this year’s annual meeting. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our Corporate Governance Committee and our Board to conclude that he or she should serve as a director.

Nominees for Election—Terms Expiring in 2014

Paul Danos, Ph.D., 68, has been a director of BJ’s since May 2004. Dr. Danos is the Dean of the Tuck School of Business at Dartmouth College, a position he has held since 1995. A CPA since 1974, Dr. Danos specializes in financial accounting as part of his position as the Laurence F. Whittemore Professor of Business Administration at the Tuck School of Business. Dr. Danos is also a director of General Mills, Inc. and is on its Audit Committee. Dr. Danos is a member of BJ’s Audit Committee and Chair of BJ’s Corporate Governance Committee. The Board concluded that Dr. Danos is well suited to serve as a director of the Company because of his finance and accounting experience, as well as the business leadership skills he acquired during his career as President of a leading business school and his service on the Board of General Mills.

Laura J. Sen, 54, has been a director of BJ’s since January 2008 and served as BJ’s President and Chief Operating Officer from January 2008 to February 2009, and President and Chief Executive Officer since February 2009. Ms. Sen served as BJ’s Executive Vice President of Merchandising and Logistics from January 2007 to her promotion in January 2008, and held the same position from 1997 to March 2003. From March 2003 to December 2006, Ms. Sen was the Principal of Sen Retail Consulting, advising companies in the retail sector in the areas of merchandising and logistics. In total, Ms. Sen has 30 years experience in mass retailing. Ms. Sen is a member of BJ’s Executive, Finance and Information Technology Committees. The Board concluded that Ms. Sen is well suited to serve as a director of the Company because of her knowledge of BJ’s business, as well as the experience she has acquired during her 30 years in the mass retailing industry.

Michael J. Sheehan, 50, has been a director of BJ’s since March 2008. Mr. Sheehan has been Chief Executive Officer of Hill, Holliday, Connors, Cosmopulos Inc., a marketing communications agency, since April 2003 and served as President of Hill Holliday from July 2000 to January 2007. He was employed by Hill Holliday from 1994 through 1999 in various creative director positions. Mr. Sheehan is a member of BJ’s Corporate Governance and Executive Committee and Chair of BJ’s Executive Compensation Committee. The Board concluded that Mr. Sheehan is well suited to serve as a director of the Company because of his demonstrated business leadership skills as President and CEO of Hill Holliday and because of his insight into consumer marketing. Understanding consumer behavior is a driving force behind the ongoing success of BJ’s in member acquisition and retention.

Incumbent Directors—Terms Expiring in 2013

Leonard A. Schlesinger, 58, has been a director of BJ’s since September 2009. Mr. Schlesinger is President of Babson College, a position he has held since 2008. Prior to assuming the presidency at Babson, from 1999 to 2007, Mr. Schlesinger was Vice Chairman and Chief Operating Officer of Limited Brands, Inc. where he was responsible for overseeing operations for Express, Limited Stores, Victoria’s Secret, Bath and Body Works, C.O. Bigelow, Henri Bendel and the White Barn Candle Company. He held a number of other executive positions at the Limited, and prior to that was an executive at Au Bon Pain Co. Mr. Schlesinger’s academic career includes 20 years at Harvard Business School in a variety of positions and as a faculty member and administrator at Brown University. Mr. Schlesinger is the author, coauthor or coeditor of nine books. Mr. Schlesinger served on the Board of Directors of Beth Israel Deaconess Medical Center (from October 2008 to September 2009), Borders Group, Inc. (from 1995 to 2009), Pegasystems, Inc. (from 1997 to 1999), General Cinema Corporation (from 1997 to 1999) and Limited Brands (from 1995 to 2007). Mr. Schlesinger is a member of BJ’s Executive Compensation and Information Technology Committees. The Board concluded that Mr. Schlesinger is well suited to serve as a director of the Company because of his knowledge and experience in the retail industry, as well as the business leadership and industry skills and knowledge he acquired during his 20 year career at leading universities.

Thomas J. Shields, 64, has been a director of BJ’s since July 1997 and presiding director since 2005. He was a director of Waban Inc., BJ’s former parent company, from June 1992 to July 1997. He has served as Managing Director of Shields & Company, Inc., a Boston-based investment banking firm, since 1991. Mr. Shields is also a director of Clean Harbors, Inc., a leading provider of environmental, energy and industrial services in North America and a NYSE listed company. Mr. Shields is Chair of BJ’s Audit Committee and a member of BJ’s Executive, Finance and Corporate Governance Committees. The Board concluded that Mr. Shields is well suited to serve as a director of the Company because of his knowledge and experience in the finance and investment banking industries, as well as the knowledge and experience he has acquired during his 13 years as a director of the Company.

Herbert J Zarkin, 72, has been a director of BJ’s since November 1996 and served as Chairman of the Board of Directors of the Company from July 1997 to May 2010 and non-executive Chairman of the Board of Directors since May 2010. From May 2010, Mr. Zarkin has served as a consultant to the CEO and senior management of BJ’s. Mr. Zarkin served as BJ’s Chief Executive Officer from February 2007 to December 2008. From February 2007 to January 2008, Mr. Zarkin also served as President of BJ’s, and from November 2006 to February 2007, Mr. Zarkin was Interim Chief Executive Officer. From July 1997 to June 2002, Mr. Zarkin was Chairman of House2Home, Inc., the surviving company of a merger in September 2001 with HomeBase, Inc., formerly known as Waban, Inc., and was President and Chief Executive Officer of House2Home from March 2000 to September 2001. House2Home filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on November 7, 2001. Mr. Zarkin was a director, President and Chief Executive Officer of Waban Inc., from May 1993 to July 1997. Mr. Zarkin is Chair of BJ’s Executive Committee and a member of the Finance Committee. The retirement policy in our corporate governance guidelines provides that directors will not be nominated for election to the Board after their 70th birthday unless the full Board, upon the recommendation of the Corporate Governance Committee, decides otherwise under special circumstances. In Mr. Zarkin’s case, the Board concluded, upon the recommendation of the Corporate Governance Committee, that Mr. Zarkin is well suited to continue to serve as a director of the Company because of the extensive understanding and knowledge of BJ’s business he has acquired during his long association with the Company. Mr. Zarkin has demonstrated his leadership ability and his commitment to our Company since he was elected a director in 1996.

Incumbent Directors—Terms Expiring in 2012

Christine M. Cournoyer, 59, has been a director of BJ’s since December 2008. Ms. Cournoyer has been President and Chief Operating Officer of Picis, Inc., a provider of information systems that enables delivery of results in the acute care areas of hospitals, since April 2006. From February 2005 to April 2006, Ms. Cournoyer was a Managing Director of Harte Hanks Inc., a marketing company. Prior to joining Harte Hanks, from 2004 to 2005, Ms. Cournoyer served as a consultant to the information technology industry and from April 2002 to July 2003, Ms. Cournoyer was President and Chief Operating Officer of Lightbridge, Inc. Ms. Cournoyer served on the Board of Directors of Stride Rite Corporation from 2001 to 2007 and on the Board of Directors of GTECH Corporation from 2003-2006. Ms. Cournoyer is a member of BJ’s Executive Compensation Committee and is the Chair of the BJ’s Information Technology Committee. The Board concluded that Ms. Cournoyer is well suited to serve as a director of the Company because of her knowledge and experience in the information technology industry, experience which is relevant to the Company’s Information Technology (“IT”) initiatives to upgrade the Company’s computer systems, as well as her experience serving as a director on the Board of other publicly traded companies.

Edmond J. English, 56, has been a director of BJ’s since September 2006. Mr. English has been Chief Executive Officer of Bob’s Discount Furniture, a retail furniture chain focused on markets in New England, since December 2006. Prior to joining Bob’s, Mr. English was Chief Executive Officer from 2000 and President from 1999 of The TJX Companies, Inc., an off-price apparel and home furnishings retailer, until September 2005. He had been employed by TJX in a variety of executive positions since 1983. Mr. English served on the Board of Directors of TJX from 1999 to 2005. Mr. English is a director of Citizens Financial Group. Mr. English is a member of BJ’s Audit, Executive Compensation and Information Technology Committees. The Board concluded that Mr. English is well suited to serve as a director of the Company because of his twenty-five years of experience in the retail industry.

Helen Frame Peters, Ph.D., 63, has been a director of BJ’s since May 2004. Dr. Peters currently is a professor of finance at Boston College. From August 2000 to May 2003, she served as Dean of the Carroll School of Management at Boston College. Prior to joining Boston College, from 1998 to 1999, Dr. Peters was Chief Investment Officer of the Global Bond Group of Scudder Kemper Investments in Boston, Massachusetts. Dr. Peters was a Trustee of StreetTracks Funds for State Street Global Advisors from 2000 to 2009. Dr. Peters is Chair of BJ’s Finance Committee and a member of the Audit Committee. The Board concluded that Dr. Peters is well suited to serve as a director of the Company because of her finance experience, as well as the business leadership and industry skills she acquired during her career at a leading university and financial institution.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance practices are important to ensure that BJ’s is managed for the long-term benefit of its shareholders. The Board of Directors recognizes that maintaining and ensuring good corporate governance is a continuous process and that the long-term interests of shareholders are advanced by responsibly considering the concerns of other stakeholders and interested parties, including employees/team members, members/customers, suppliers, the communities in which BJ’s does business, and the public at large. This section describes key corporate governance principles and practices adopted by BJ’s. Complete copies of the corporate governance principles, charters of the Audit, Corporate Governance and Executive Compensation Committees and the Statement on Commercial Bribery, Conflict of Interest and Business Ethics described below are available on the Investor Relations section of our website, www.bjsinvestor.com. The Company may also disclose the following on our website, www.bjsinvestor.com:

•	the identity of the presiding director at meetings of non-management or independent directors;

•	the method for interested parties to communicate directly with the presiding director or with non-management or independent directors as a group;

•

the identity of any member of the Company’s audit committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on the Company’s audit committee; and

•

contributions by the Company to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

Corporate Governance Principles

The Board has adopted corporate governance principles to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of BJ’s and its shareholders. These principles, which, along with the charters and key practices of the Board’s committees, provide a framework for the governance of BJ’s, include that:

•	the role of the Board is to oversee the management and governance of the Company;

•	a majority of the members of the Board shall be independent directors;

•	the non-management directors meet at least twice annually in executive session;

•	directors have complete access to management and may, at any time, hire independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NYSE rules, a director of BJ’s will only qualify as “independent” if the Board of Directors affirmatively determines that he or she has no material relationship with BJ’s (either directly or as a partner, shareholder or officer of an organization that has a relationship with BJ’s). The Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with BJ’s. Under these guidelines, a director will be considered to have a material relationship with BJ’s if he or she is not independent under Section 303A.02(b) of the NYSE Listed Company Manual or if he or she:

•

is an executive officer of another company which is indebted to BJ’s, or to which BJ’s is indebted, and the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

serves as an officer, director or trustee of a tax exempt organization and BJ’s discretionary charitable contributions to such organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues.

Ownership of a significant amount of BJ’s common stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board of Directors who are independent.

The Board of Directors has determined that none of Messrs. English, Schlesinger, Sheehan, or Shields, Ms. Cournoyer or Drs. Danos or Peters has a material relationship with BJ’s and that each of these directors is “independent” as determined under Section 303A.02 of the NYSE Listed Company Manual. No transactions, relationships or arrangements, other than those disclosed in the “Certain Transactions” section of this proxy statement (see page 17), were considered by the Board in making its determination of director independence.

The Board of Directors has determined that all of the members of each of the Board’s Audit, Corporate Governance and Executive Compensation Committees are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, S. James Coppersmith, who was Chair of our Executive Compensation Committee and a member of the Audit, Corporate Governance and Executive Committees until his retirement as a director on May 25, 2010, was also independent and had no material relationship with BJ’s under these standards.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer have historically been separated at BJ’s, except for a brief period of time when Mr. Zarkin held the positions of Chairman of the Board and Chief Executive Officer (from February 2007 to December 2008) and Interim Chief Executive Officer (from November 2006 to February 2007). Ms. Sen has held the position of Chief Executive Officer since February 2009. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to her position in the current business environment, as well as the time, effort and energy that the Chairman is required to devote to helping the Board fulfill its oversight function and other responsibilities. While our bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separately held, the Board believes that separating these positions is the appropriate leadership structure for the company at this time. Our corporate governance principles require that the independent directors elect from among the independent directors a person to serve as presiding director if the Chairman of the Board is not an independent director. As Mr. Zarkin is not an independent director, Mr. Shields has been elected the presiding director. The presiding director chairs meetings of the independent directors and undertakes such other responsibilities as the independent directors designate from time to time.

Board’s Role in Risk Oversight

Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of management. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to the Audit Committee. The Executive Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Information Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with overall information technology security, risk, internal controls, business continuity and disaster recovery.

The Board of Directors and its Committees

The Board of Directors has established six standing committees of the Board—Audit, Corporate Governance, Executive, Executive Compensation, Finance and Information Technology—each of which operates under a charter that has been approved by the Board.

Audit Committee.    The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications and independence of the Company’s independent registered public accounting firm;

•	overseeing the work of the Company’s independent registered public accounting firm, including through the receipt and consideration of reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements and related disclosures;

•	monitoring the Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing the Company’s internal audit function;

•	discussing the Company’s fraud, risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules (which is included on pages 50-51 of this proxy statement).

The current members of the Audit Committee are Thomas J. Shields (Chair), Paul Danos, Edmond J. English and Helen Frame Peters. The Audit Committee held seven meetings during 2010 and took action by written consent once.

The Board of Directors has determined that each of Paul Danos, Edmond J. English, Helen Frame Peters and Thomas J. Shields is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. For information regarding relevant experience, see the biographical information above.

Corporate Governance Committee.    The Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors;

•	reviewing the new director orientation program;

•	reviewing and recommending changes to director compensation;

•	monitoring the Company’s social responsibility programs and corporate citizenship;

•	developing and recommending to the Board corporate governance principles and monitoring compliance with such principles; and

•	overseeing an annual evaluation of the Board, including a review of committee structure and committee charters.

The current members of the Corporate Governance Committee are Paul Danos (Chair), Thomas J. Shields and Michael J. Sheehan. The Corporate Governance Committee held four meetings during 2010.

The processes and procedures followed by the Corporate Governance Committee in identifying and evaluating director candidates are described below (see pages 11 to 12) under the heading “Director Candidates.”

Executive Compensation Committee.    The Executive Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation;

•	overseeing an evaluation of the Company’s CEO;

•	determining the CEO’s compensation;

•	establishing and overseeing the process for the evaluation of the Company’s other executive officers and certain other executives;

•	reviewing and approving the compensation of the Company’s other executive officers and certain other executives;

•	reviewing and making recommendations to the Board with respect to compensation and benefits policies and changes in those policies;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	overseeing and administering the Company’s cash and equity incentive plans;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 21 of this proxy statement; and

•	preparing the executive compensation committee report required by SEC rules, which is included on pages 34-35 of this proxy statement.

The processes and procedures followed by our Executive Compensation Committee in considering and determining executive compensation, including the use of consultants and other outside advisors, are described in “Compensation Discussion and Analysis” beginning on page 21 below.

The current members of the Executive Compensation Committee are Michael J. Sheehan (Chair), Christine M. Cournoyer, Edmond J. English and Leonard A. Schlesinger. The Executive Compensation Committee held six meetings in 2010.

Other Committees

The Board of Directors also has an Executive Committee which has authority to act for the Board on most matters during intervals between meetings of the Board. The current members of the Executive Committee are Herbert J Zarkin (Chair), Laura J. Sen and Thomas J. Shields. The Executive Committee did not meet during 2010.

The Board of Directors has a Finance Committee which reviews with management and advises the Board with respect to the Company’s finances, including exploring methods of meeting the Company’s financing requirements and planning the Company’s capital structure. The current members of the Finance Committee are Helen Frame Peters (Chair), Laura J. Sen, Thomas J. Shields and Herbert J Zarkin. The Finance Committee held two meetings during 2010.

The Board of Directors has an Information Technology Committee which reviews with management and advises the Board with respect to the Company’s comprehensive IT strategic plan, related projects and technology architecture decisions; reviews the Company’s IT investments and assesses whether the Company’s IT programs effectively support the Company’s business objectives and strategies. The current members of the Information Technology Committee are Christine M. Cournoyer (Chair), Edmund J. English, Leonard A. Schlesinger and Laura J. Sen. The Information Technology Committee held six meetings during 2010.

Board and Shareholder Meetings and Attendance

The Board of Directors held twelve meetings during 2010. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

Our Corporate Governance Principles provide that directors are expected to attend the annual meeting of shareholders. All directors at the time attended the 2010 Annual Meeting of Shareholders.

Director Candidates

The process followed by the Corporate Governance Committee to identify and evaluate director candidates includes making requests to Board members and others for recommendations, retaining executive search firms to identify qualified candidates, meeting as needed to evaluate biographical information and background material relating to potential candidates and interviewing selected candidates.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance Committee applies the criteria set forth in BJ’s Corporate Governance Principles. Under these criteria, a candidate should have substantial, relevant experience; a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively; and high personal and professional ethics, integrity and values. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Corporate Governance Committee does not have a formal or informal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that Board members represent diverse viewpoints. In seeking a diverse group of business leaders to serve on the Board, the Board considered the following: knowledge and understanding of the retail industry, finance and accounting experience, leadership ability, commitment to the Company and previous Board service.

Shareholders may recommend individuals to the Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made, to the Corporate Governance Committee, c/o General Counsel, BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy for the next annual meeting of shareholders.

Shareholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Corporate Governance Committee or the Board, by following the procedures set forth under “Shareholder Proposals” on page 53. Except as required by law, candidates nominated by shareholders in accordance with the procedures set forth in the Company’s by-laws will not be included in the proxy solicited by the Board for the next annual meeting of shareholders.

Policy Regarding Holdover Directors

As a condition to being nominated by the Board for re-election as a director, the Company’s Corporate Governance Principles require each incumbent nominee to deliver to the Company an irrevocable resignation that will become effective if: (1) in the case of an uncontested election (as defined in the Principles), such nominee does not receive a greater number of votes “for” his or her election than votes “against” (with abstentions, broker non-votes and withheld votes not counted as a vote “for” or “against” such nominee’s election) and (2) the Board, in accordance with the procedures summarized below, determines to accept such resignation.

In the case of an uncontested election, if a nominee who is an incumbent director does not receive the required vote, the Corporate Governance Committee, or in specified situations another committee consisting of independent directors, will evaluate the best interests of BJ’s and its shareholders and recommend to the Board the action to be taken with respect to such resignation. In reaching its recommendation, the committee will consider all factors it deems relevant, which may include:

•	any stated reasons why shareholders voted against such director;

•	any alternatives for curing the underlying cause of the votes against such director;

•	the total number of shares voting and the number of broker non-votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to BJ’s; and

•	the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet any applicable SEC or NYSE requirements.

The Board will act on the committee’s recommendation, and in doing so, will consider all of the factors considered by the committee and such additional factors as it deems relevant. The committee and Board actions will be completed within 90 days following certification of the shareholder vote.

An incumbent director who fails to receive the required vote in an uncontested election and who has tendered his or her resignation pursuant to this provision shall remain active and engaged in Board activities while the committee and the Board decide whether to accept or reject his or her resignation. However, it is expected that such incumbent director will not participate in any proceedings by the committee or the Board regarding whether to accept or reject his or her resignation.

Following the Board’s determination, the Company will promptly publicly disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation.

If the Board accepts a nominee’s resignation, then the Board may fill the resulting vacancy or decrease the size of the Board.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by shareholders and other interested parties and will respond if and as appropriate. All communications from shareholders and other interested parties will be reviewed by the Company’s General Counsel and if such communications are relevant to the Company’s operations, policies and philosophies, such communications will be forwarded to the Chair of the Corporate Governance Committee. The Chair of the Corporate Governance Committee, with the assistance of our General Counsel, is primarily responsible for monitoring communications from shareholders and other interested parties and for providing copies or summaries to the other directors as the General Counsel considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of the Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are the subject of repetitive communications.

Shareholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors, c/o General Counsel, BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581.

Compensation of Directors

Directors who are also employees of BJ’s receive no additional compensation for their services as directors. Non-employee directors are paid an annual retainer of $40,000 and fees of $2,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $1,000 for each telephone meeting attended. In addition, the Chair of the Audit Committee, the Chair of the Executive Compensation Committee and the Chair of the Information Technology Committee are each paid $10,000 per annum for their services. The Chair of the Corporate Governance Committee, the Chair of the Finance Committee and the presiding director are each paid $5,000 per annum for their services. Other members of the Audit Committee, the Corporate Governance Committee, the Executive Compensation Committee, the Finance Committee and Information Technology are each paid $2,500 per annum for their services on any committee. All directors (other than Mr. Zarkin) are reimbursed for their expenses related to attending meetings. BJ’s management and the Corporate Governance Committee periodically review the compensation of directors and recommend changes to the full Board of Directors.

In his role as the non-executive Chairman of the Board, Mr. Zarkin is paid an annual cash retainer of $250,000 per year, is eligible for up to $150,000 annually in air transportation expenses for travel to and from Board meetings and related Company business and receives the same equity awards as all other non-employee directors. In recognition of additional travel expenses expected to be reasonably incurred by Mr. Zarkin during the period from May 25, 2010 through May 25, 2011, the Board increased the amount for which Mr. Zarkin is eligible for air transportation expenses to $400,000 for this period. He is not eligible for committee membership or meeting fees. In addition, he serves as a consultant to the CEO and senior management. In that role Mr. Zarkin provides advice as to the on-going transition of the CEO; offers input to the CEO on setting the strategic direction of the business and establishing current and long range objectives for the senior leadership team; and serves as a resource for the CEO on, among other topics: executive compensation, succession planning, real estate acquisition strategy and communication with shareholders. His compensation for these services as a consultant is $575,000 per year for the remaining two years of the agreement.

BJ’s 2007 Stock Incentive Plan provides for the automatic grant of non-statutory stock options to members of the Board of Directors who are not BJ’s employees. On the commencement of service on the Board, each non-employee director receives a stock option to purchase 10,000 shares, subject to adjustment for changes in capitalization. In addition, on the date of each annual meeting of shareholders, each non-employee director who is both serving as a director immediately before and immediately after such meeting receives a non-statutory stock option to purchase 5,000 shares of common stock, subject to adjustment for changes in capitalization. The options granted to directors have an exercise price equal to the closing price of our common stock on the date of grant. However, a non-employee director will not receive an annual option grant unless he or she has served on the Board for at least six months. Options automatically granted to non-employee directors vest on a cumulative basis as to one-third of the shares on the first day of the month of each of the first three anniversaries of the date of grant provided that the person is still serving on the Board and such options expire on the earlier of 10 years from the date of the grant or one year following cessation of service on the Board. However, no additional vesting will take place after the non-employee director ceases to serve as a director. The Board may provide for accelerated vesting in the case of death, disability, attainment of mandatory retirement age or retirement following at least 10 years of service on the Board. The Board can increase or decrease the number of shares subject to options granted to non-employee directors and can issue stock appreciation rights, restricted stock, restricted stock units or other stock-based awards in lieu of some or all of the options otherwise issuable, in each case subject to the overall limit on the number of shares issuable to non-employee directors that is contained in the 2007 Stock Incentive Plan.

In lieu of an annual stock option grant for 2010, 2011 and 2012 on May 25, 2010, the date of the 2010 Annual Meeting of Shareholders, each then serving non-employee director received a grant of 7,500 shares of restricted stock. The grant date value of each share was $38.04, which was equal to the closing price of our common stock on the date of the grant. One third of such shares will vest on each of the first three anniversaries of the date of grant (or, if earlier in any year, on the date of the Company’s annual meeting of shareholders for such year) provided the person is still serving on the Board. The restricted stock will become fully vested upon a change of control (as defined in the 2007 Stock Incentive Plan).

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by BJ’s to non-employee directors in fiscal 2010. Mr. Coppersmith retired as director on May 25, 2010 and is serving as a consultant to the Company through May 25, 2013. Mr. Zarkin served as non-executive chairman of the board effective May 25, 2010 and is not eligible for committee membership or meeting fees. Prior to that date, Mr. Zarkin served as a director and executive officer of BJ’s. See page 13 for a discussion of Mr. Zarkin’s compensation in his role as non-executive chairman and consultant.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
S. James Coppersmith	31,876	—	—	34,140	66,016
Christine M. Cournoyer	86,500	285,300	—	—	371,800
Paul Danos	84,500	285,300	—	—	369,800
Edmond J. English	90,500	285,300	—	—	375,800
Helen Frame Peters	83,500	285,300	—	—	368,800
Leonard A. Schlesinger	81,000	285,300	—	—	366,300
Michael J. Sheehan	89,993	285,300	—	—	375,293
Thomas J. Shields	99,000	285,300	—	—	384,300
Herbert J Zarkin	166,667	285,300	—	399,956	851,923

(1)	The value reflected in this column is the aggregate grant date fair value of restricted stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. These amounts do not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the director will perform requisite service to vest in the restricted stock awards. As of January 29, 2011, Ms. Cournoyer, Mr. English, Dr. Peters, Mr. Schlesinger, Mr. Sheehan and Mr. Zarkin each had 7,500 restricted shares outstanding. Dr. Danos had 14,100 restricted shares outstanding and Mr. Shields had 9,700 restricted shares outstanding. Mr. Coppersmith had no restricted shares outstanding.
(2)	No stock options were granted in 2010 to non-employee directors. As of January 29, 2011, each non-employee director had the following aggregate number of stock options outstanding: Mr. Coppersmith, 5,000; Ms. Cournoyer, 10,000; Mr. Danos, 20,000; Mr. English, 10,000; Dr. Peters, 20,000; Mr. Schlesinger, 10,000; Mr. Sheehan, 10,000; and Mr. Shields, 27,500. Mr. Zarkin had no stock options outstanding.
(3)	The amounts in this column represent the fees earned by Mr. Coppersmith and Mr. Zarkin under their consulting agreements with the Company. Mr. Zarkin’s amount includes $16,600 of air transportation expenses. Mr. Zarkin retired as an executive officer of BJ’s on May 25, 2010. Mr. Zarkin’s compensation as an executive officer from the beginning of fiscal 2010 until May 25, 2010, which was approved by the Executive Compensation Committee, is not included in this table.
(4)	Dr. Danos and Mr. Sheehan deferred the receipt of all fees they earned as directors in fiscal 2010 under our General Deferred Compensation Plan. Dr. Danos has also deferred 6,600 of his restricted shares and Mr. Shields has deferred 2,200 of his restricted shares.

Policies on Business Ethics and Conduct

All of BJ’s employees, including its Chief Executive Officer and Chief Financial Officer, as well as the directors, are required to abide by the Company’s Statement on Commercial Bribery, Conflict of Interest and Business Ethics (“Code of Conduct”), which is intended to help ensure that BJ’s business is conducted in a consistently legal and ethical manner. The Company’s policies and procedures cover areas of professional conduct, including relations with vendors, conflicts of interest, financial integrity and the protection of corporate assets, as well as adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees and directors are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. In addition, as contemplated by the Sarbanes-Oxley Act of 2002, the Company’s Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The full text of the Company’s Code of Conduct is posted on the Investor Relations section of our website, at www.bjsinvestor.com. The Company will post on its website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy provides that irrespective of the amount involved, any relationship between the Company and any of its suppliers in which a related person has a direct or indirect material interest shall be reviewed by the Audit Committee at its inception (or such later time as the Company first becomes aware of the related person’s interest) and, thereafter, annually. Transactions above a certain amount must be approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction, without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the terms of the transaction are no less favorable than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to BJ’s of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in BJ’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy: interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the Company’s annual consolidated gross revenues.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Executive Compensation Committee in the manner specified in its charter.

Certain Transactions

During fiscal 2010, Gerald and Norman Zarkin, brothers of Herbert J Zarkin, BJ’s Chairman of the Board, had an interest in the following business transactions involving BJ’s:

BJ’s has a consignment arrangement with Newwave Enterprises (“Newwave”), which operates as a division of Beantown Sports, for the sale of specialty caps and college sweatshirts and also purchases certain merchandise from Newwave. BJ’s provides space in its clubs for the display of Newwave’s inventory and BJ’s receives a percentage of the sales made by Newwave to BJ’s members. During fiscal 2010 the total amount of such purchases was approximately $20,000 and the total amount of consignment sales was approximately $2,000,000, of which BJ’s received approximately $177,000 from Newwave. In fiscal 2010, Gerald Zarkin received approximately $98,500 in commissions from Newwave related to these transactions.

During the period of February 1, 2010 through May 31, 2010, BJ’s purchased merchandise from Tee’s Plus Corporation (“Tee’s Plus”), a division of Edh, Inc., where Gerald Zarkin was an employee and managed BJ’s business with Tee’s Plus. Such purchases totaled approximately $106,000 during fiscal 2010. In addition, BJ’s had an arrangement with Tee’s Plus for the sale of embroidered apparel, and BJ’s received a percentage of the sales made by Tee’s Plus to BJ’s members. The total amount of sales by Tee’s Plus to BJ’s members was approximately $20,000 in fiscal 2010, of which BJ’s received approximately $2,100 pursuant to this arrangement. In addition, during that same period, BJ’s had a consignment arrangement with Universal Supply MC, LLC (“Universal”), which operates as a division of Edh, Inc., for the sale of specialty caps, college sweatshirts and blankets, and also purchases certain merchandise from Universal. BJ’s provided space in its clubs for the display of Universal’s inventory and BJ’s received a percentage of the sales made by Universal to BJ’s members. During fiscal 2010 the total amount of such purchases was approximately $880,000 and the total amount of consignment sales was approximately $1,035,000. Gerald Zarkin earned approximately $49,500 in fiscal 2010 in salary and commissions from Edh, Inc. Similar relationships with companies where Gerald Zarkin is an employee are expected to be ongoing in fiscal 2011.

Norman Zarkin is the sole shareholder of The Zarkin Group, Inc. In fiscal 2010, The Zarkin Group, Inc. received approximately $55,538, in commissions for service as a broker in connection with sales made to BJ’s by Alimed Medical Supply, Arlee Home Fashions, Audio Technology, Cutie Pie Baby, Inc., Design & Factory, EB Brands, Embassy Apparel, Flaghouse, Handi Foil, Inc., Harve Benard, Ltd., J. Terrance Thomas, NYC Knitwear and Spicy Clothing Company, each of which is a vendor of BJ’s. In the aggregate, BJ’s purchased approximately $3,564,096 of merchandise from these vendors. Relationships with companies where Norman Zarkin is an employee are expected to be ongoing in fiscal 2011.

During fiscal 2010, BJ’s had an agreement with Fidelity Management Trust Company (“FMTC”) to provide 401(k) plan administration. FMTC also serves as trustee with respect to the assets of the Company’s 401(k) plans. BJ’s paid fees for these services totaling approximately $363,571 in fiscal 2010. Additionally, fees are paid by plan participants in the form of investment management services fees generated on various transactions including loan setup and related fees. FMTC is a subsidiary of FMR LLC, which holds more than 5% of our stock.

BJ’s believes that each of the transactions described above was carried out on terms that were no less favorable to the Company than those that would have been obtained from unaffiliated third parties. Each of the above transactions was reviewed, and as necessary approved, under our related person transaction policy.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the beneficial ownership of our common stock as of April 8, 2011 (unless otherwise indicated) by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table on page 35, and (iv) all of the Company’s current directors and executive officers as a group. Unless otherwise indicated, the address of each person listed in the table is c/o BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
LGP Management, Inc. 11111 Santa Monica Boulevard, Suite 2000 Los Angeles, California 90025	5,100,000	(2)	9.4
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	4,896,770	(3)	9.0
S.A.C. Capital Advisors, L.P. 72 Cummings Point Road Stamford, CT 06902	3,359,974	(4)	6.2
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,306,218	(5)	6.1
Credit Suisse AG Uetlibergstrasse 231 P.O. Box 900, CH 8070 Zurich, Switzerland	3,145,148	(6)	5.8
LSV Asset Management 1 N. Wacker Drive, Suite 4000 Chicago, Illinois 60606	2,840,030	(7)	5.2
Citadel Advisors LLC. 131 S. Dearborn St., 32nd Floor Chicago, Illinois 60603	2,746,408	(8)	5.1
Christine M. Cournoyer	17,284		*
Paul Danos	34,100		*
Edmond J. English	24,100		*
Helen Frame Peters	34,100		*
Leonard A. Schlesinger	12,301		*
Michael J. Sheehan	21,900		*
Thomas J. Shields	42,500		*
Herbert J Zarkin	7,500		*
Laura J. Sen	315,919		*
Frank D. Forward	34,266	(9)	*
Thomas F. Gallagher	—		*
Christina M. Neppl	117,354		*
Lon F. Povich	102,354		*
All directors and executive officers as a group (17 persons)	930,126		1.7

*	Less than 1%.
(1)

Includes, for the persons indicated, the following shares of common stock that may be acquired upon exercise of outstanding stock options which were exercisable on April 8, 2011, or within 60 days thereafter:

Ms. Cournoyer, 6,667 shares; Dr. Danos, 20,000 shares; Mr. English, 10,000 shares; Dr. Peters, 20,000 shares; Mr. Schlesinger, 3,334 shares; Mr. Sheehan, 10,000 shares; Mr. Shields, 27,500 shares; Ms. Sen, 100,000 shares; Mr. Forward, 25,000 shares; Ms. Neppl, 55,500 shares; Mr. Povich, 50,000 shares; all current directors and executive officers as a group, 336,901 shares.

(2)	Information is as of June 21, 2010, and is based on a Schedule 13D filed with the SEC on July 1, 2010, by Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., GEI Capital V, LLC, Green V Holdings, LLC, Leonard Green & Partners, L.P., and LGP Management, Inc. (collectively, the “Reporting Persons”) pursuant to their joint filing agreement dated June 30, 2010. The Reporting Persons have shared voting and shared dispositive power over all of these reported shares. 3,000,000 of these shares are shares underlying call options that expire on June 15, 2012.
(3)	Information is as of February 11, 2011, and is based on a Schedule 13G (Amendment No. 5) filed with the SEC on February 14, 2011, by FMR LLC (“FMR”), a holding company. FMR reported that (a) it (directly or indirectly) has sole dispositive power over all these shares; (b) it has sole voting power over 240,792 of these shares and no shared voting power; (c) 4,621,328 of these shares are held by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and an investment advisor registered under the Investment Advisers Act of 1940, and Edward C. Johnson 3d and FMR through its control of Fidelity each has sole power to dispose of all of such 4,621,328 shares, (d) certain of these shares are held by investment companies and institutional accounts managed by subsidiaries of FMR; and (e) the family of Edward C. Johnson 3d, may be deemed to form a controlling group with respect to FMR.
(4)	Information is as of February 17, 2011, and is based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 28, 2011, by S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., S.A.C Capital Associates, LLC, Sigma Capital Management, LLC and Steven A. Cohen pursuant to their joint filing agreement dated February 28, 2011. S.A.C Capital Advisors LP, S.A.C Capital Advisors Inc. and Mr. Cohen beneficially own 2,784,974 shares subject to shared voting and shared dispositive power. Sigma Capital Management, LLC and Mr. Cohen own 575,000 shares subject to shared voting and shared dispositive power.
(5)	Information is as of December 31, 2010, and is based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 2, 2011, by BlackRock, Inc. (“BlackRock”). BlackRock reported that it has sole voting and sole dispositive power over all of these reported shares. These shares are held by various investment advisor subsidiaries of BlackRock.
(6)	Information is as of December 31, 2010, and is based on a Schedule 13G filed with the SEC on February 11, 2011, by Credit Suisse AG (“Credit Suisse”). Credit Suisse reported that it owns all shares subject to shared voting and shared dispositive power.
(7)	Information is as of February 10, 2010 and is based on a Schedule 13G filed with the SEC on February 11, 2010. LSV has reported that it has sole voting and sole dispositive power over all such shares.
(8)	Information is as of February 16, 2011, and is based on a Schedule 13G filed with the SEC on February 24, 2011, by Citadel Advisors LLC, Citadel Holdings II LP, Citadel Investment Group II, LLC and Mr. Kenneth Griffin (collectively the “Reporting Persons”) pursuant to their joint filing agreement dated February 24, 2011. The Reporting Persons have shared voting and shared dispositive power over all of these reported shares.
(9)	Information as of March 25, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of BJ’s executive compensation program. Our discussion is divided into four sections: an Executive Summary, a description of BJ’s Compensation Program, an analysis of the Compensation Actions Related to 2010, and Closing Comments.

I. Executive Summary

BJ’s priority for 2010 was to continue our growth under the stewardship of the leadership team we put in place after disappointing financial performance in 2006 and prior years. In particular, we sought to continue to increase our membership and sales in a macro-economic environment that while generally difficult, was well suited for our value proposition. A key strategic imperative for our Board of Directors and the Executive Compensation Committee (the “ECC”) was incenting and retaining the management team hired during the last several years and experienced in operating a wholesale club business model. Employing our longstanding mix of compensation elements, our compensation program for 2010 was designed to continue this strategic imperative.

BJ’s executive compensation program is based on a pay for performance philosophy. As such, our primary objectives are to align compensation with the annual and long-term performance of BJ’s and with the creation of shareholder value, while providing compensation packages targeting the 50th to 75th percentile of a peer group. In 2010, we created target compensation packages below the lower end of this range. Our leadership team delivered good performance in a very challenging retail and macroeconomic environment. Consistent with our pay-for-performance philosophy, payouts under our cash Management Incentive Plan, which we refer to as “MIP,” were made in accordance with the pre-determined performance criteria, resulting in a payout at 94.7% of target, which reflected outperformance of our net income goal offset by modest underperformance of our merchandise sales goal.

Management (through the CEO) provides the ECC annually with recommendations as to the appropriate compensation for our executive officers. Those recommendations are the result of a process involving the CEO, BJ’s Chief People Officer (the “CPO”), and management’s compensation consultant, Towers Watson, and are designed to create market-based packages. The ECC, with the assistance of its compensation consultant, Mercer (US) Inc. (“Mercer”), reviews the recommendations put forth by the CEO and CPO. The CPO and the Chairman, without input from the CEO, makes recommendations as to the CEO’s compensation.

As in the past, our 2010 compensation program consisted of the following three guaranteed elements and two incentive elements from which the ECC has structured our named executive officers’ (“NEOs”) compensation:

Guaranteed Elements

1.	Base Salary;

2.	Retirement Benefits (a 401(k) plan and an Executive Retirement Plan); and

3.	Additional Benefits and Perquisites (auto allowance, tax preparation, financial consulting, estate planning, deferred compensation, insurance, and payments and benefits in the case of an occurrence of a change of control).

Incentive Elements

1.	Annual Cash Incentives (paid under the MIP which establishes a cash payout on the basis of the achievement of annual performance goals); and

2.	Long-term Incentives (paid under our Stock Incentive Plan, which provides for grants of equity awards, including options and restricted shares, and under our Growth Incentive Plan, which we refer to as “GIP,” and which establishes a cash payout on the basis of the achievement of multi-year performance goals). As explained below, we may vary the mix of these long-term incentives from year to year, selecting the vehicles and amounts which we believe will fairly compensate and appropriately motivate and measure the success of our NEOs.

Cash payments under the MIP and GIP are tied directly to the performance of BJ’s. While the size of the potential awards under those programs differs among the NEOs, reflecting both the scope of responsibility of the position and market-based compensation, there are no individual performance criteria under these plans. This structure emphasizes a team approach for our senior executives, and eliminates any individual incentive for one NEO to strive to meet an individual incentive target that is not in the overall best interest of BJ’s. With respect to equity awards, while the number of options or restricted shares granted may differ among the NEOs based on their position and market norms, the ultimate value of those awards is tied directly to the performance of BJ’s stock. In particular, our grants of restricted shares vest, in part based on the passage of time, and in part on reaching certain financial performance targets. We believe that this mix of elements, closely tied to the annual and long-term performance of BJ’s, provides management with incentives similar to those of the shareholders and as such is another manner in which we can limit to an appropriate level the risk which the executives will take as they manage the company.

The ECC believes that by using the available compensation elements and the process and benchmarks outlined above and explained in more detail below, the Board has put in place an appropriately compensated executive team, well-positioned to continue to manage BJ’s into the future.

II. BJ’s Compensation Program

This section reviews:

A.	The parties involved in the design of our compensation program;

B.	The elements of that program;

C.	The relationship among the program elements;

D.	The competitive frames of reference (“benchmarks”) that we have reviewed in designing our compensation program; and

E.	The tax and accounting considerations affecting our compensation program.

A. The Parties

During fiscal 2010, three sets of participants, the ECC, BJ’s management, and the outside consultants, contributed to the design of our executive compensation program. The role of each of these parties is discussed in this section.

1. BJ’s Executive Compensation Committee

The ECC meets regularly to address compensation matters throughout the year. BJ’s CEO and CPO regularly attend ECC meetings to present compensation proposals and to provide input to the ECC. The ECC meets in executive session, without management present, when reaching final decisions on the individual elements of executive compensation. A more detailed description of the responsibilities of the ECC is set forth under the caption “The Board of Directors and its Committees-Executive Compensation Committee” on page 10.

2. BJ’s Management

On an annual or semi-annual basis, BJ’s CPO commissions a competitive analysis by management’s compensation consultant, Towers Watson, as described in more detail on pages 28 to 29. The CPO makes recommendations to BJ’s CEO based on the report findings and other factors such as performance, tenure, and fairness among the NEOs. The CEO in turn makes recommendations to the ECC on specific salary levels for the NEOs (other than for the CEO).

From time to time, the CEO recommends to the ECC modifications to BJ’s annual and long-term incentive compensation programs, including recommendations relating to equity-based compensation programs for the NEOs to achieve better alignment with BJ’s business goals or with BJ’s peer group.

3. Outside Compensation Consultants—Towers Watson and Mercer

Towers Watson serves as the consultant to management. In this capacity, they:

•	Provide management with comparable market data to assess the competitiveness of BJ’s compensation program in terms of both pay opportunity and alignment of realizable pay with company performance;

•	Apprise management of regulatory changes that may have an impact on design and/or administration of plans; and

•	Review management’s recommendations regarding program design in the context of market practice and regulatory compliance.

The ECC retained the services of Mercer as the compensation consultant to the ECC. In this capacity, they:

•	Assist in the compilation, review, and interpretation of marketplace CEO and director compensation information;

•	Provide input to the ECC on peer group selection for compensation benchmarking purposes;

•	Counsel the ECC on competitive market practices with respect to senior management plan design and market trends; and

•	Perform analyses and provide compensation consulting advice on an as needed basis, at the request of the ECC.

All of the services provided by Mercer during fiscal 2010 were to the ECC to provide advice or recommendations on the amount or form of executive and director compensation as described above, and Mercer did not provide any additional services to the Company during fiscal 2010.

B. Compensation Elements

Our NEOs are eligible to receive: a base salary; annual cash incentives under the MIP; long-term cash incentives under the GIP; long-term equity incentives, including both options and restricted shares under our 2007 Stock Incentive Plan; retirement benefits; additional benefits and perquisites; and payments and benefits in the case of an occurrence of a change of control.

We discuss each of these components in this section, and then outline how the ECC views the interrelationship among the elements. For a discussion and analysis of how these elements of compensation were awarded to our NEOs with respect to 2010, see the section below entitled “Compensation Actions Relating to Fiscal 2010” beginning on page 30.

1. Base Salary

Each NEO receives a base salary to attract and retain management talent to BJ’s with the experience and skills necessary to succeed in our unique business model. The ECC makes the final decision as to an individual’s initial salary within the competitive range, consistent with BJ’s compensation philosophy, based upon a variety of factors, most notably the executive’s skills and experience level.

Thereafter, changes to base salary levels are determined primarily by individual performance and/or changes to the scope of the position, while remaining consistent with market peers:

•

Named Executive Officers (Other than the CEO): The CEO discusses the performance of each NEO with the ECC and, after consultation with the CPO, makes annual salary recommendations. These recommendations are at the CEO’s discretion and are based on her overall subjective evaluation of the individual’s performance, as well as the NEOs base pay and total compensation relative to competitive market information as provided by Towers Watson. The ECC considers the input from the CEO, reviews market data provided by Towers Watson and may review relevant additional data from Mercer on an as needed basis, and has final approval for all salary changes.

•	Chief Executive Officer: In conjunction with the Chairman and the CPO, and with input from Mercer and Towers Watson as needed, the ECC sets the annual compensation for the CEO.

2. Annual Incentive—the Management Incentive Plan

Under the MIP, NEOs and other members of management are eligible to receive annual cash awards based upon the achievement of annual financial performance goals.

At the beginning of each year, the ECC establishes the MIP performance goals and corresponding target awards. In recent years, including 2010, the ECC has established the target for NEOs based on year-over-year increases in sales and net income (adjusted for greater than historic levels of investment in the business). We believe these metrics most closely tie the compensation of our NEOs to the performance of our business on an annual basis.

There is additional flexibility to set targets under the MIP plan document. The goals may be based on one or more objective criteria: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, net assets, return on assets or net assets, return on equity, return on investment, return on invested capital, cash flow, total shareholder return, gross margin, earnings before interest, taxes, depreciation and/or amortization and market share. Targets may include or exclude income or loss from, or other effects of, sales of gasoline. Such goals, criteria and target awards may (i) be absolute or relative in their terms or measured against or in relationship to other companies or a market index, (ii) vary among participants and (iii) be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works. The MIP allows the ECC to determine in its sole discretion any adjustments deemed appropriate to increase or decrease the value of a payout in response to unusual and nonrecurring events. However, the ECC cannot make any adjustments for the sole purpose of increasing the incentive award payout to the CEO and other NEOs at the end of an award period, other than in the case of certain identified events. No executive officer may receive a MIP award payout in a calendar year in excess of $1,500,000.

There is no individual performance component of the MIP. In establishing the performance targets the ECC holds discussions with the CEO to gain her perspective on achievable goals, and reviews the previous year’s performance and the reasonableness of the performance standard set for the coming year or cycle.

We seek to set the level of target award in the context of the market for our executives’ services and to be competitive (generally targeted at the 50th to 75th percentile) with BJ’s peer group. In the recent past, the annual target award for the CEO has been 75% of base salary. Other NEOs’ annual targets awards are 30% of base salary, with a maximum of 60% of base salary. The targets for the CEO exceeds that of the other NEOs to recognize both her leadership role at BJ’s and market norms.

MIP awards at target reward the executive team for BJ’s annual achievement of key strategic objectives. The ECC reviews the payout calculations after the year’s financial results have been audited. Incentive award payments above target reward the executive team for delivering results above plan. MIP payments are scaled from target down to zero when financial results are below plan.

The history of payments under the MIP for the last five years is set out in the table below.

YEAR	MIP PAYMENT AS PERCENT OF TARGET
2006	5.3%
2007	140.6%
2008	150.1%
2009	132.7%/110.7%*
2010	94.7%

(*)	The 132.7% was Mr. Forward’s MIP Payment as a percent of target and the 110.7% was the MIP Payment as a percent of target for our other NEOs. For a full explanation of the difference in these percentages see pages 26 to 28 of our 2009 Proxy.

Long-term Incentives—General Comments

BJ’s long-term incentives are designed to enhance the ability of BJ’s: (i) to hire and retain individuals of exceptional managerial talent necessary to manage optimally BJ’s warehouse club retail format, (ii) to align rewards with shareholder experience, and (iii) to be competitive with the market benchmarks that we target. The awards to the NEOs are generally based on the level of responsibility, the contribution towards BJ’s performance, and a survey of competitive compensation data provided by management’s consultant, Towers Watson.

While our 2007 Stock Incentive Plan authorizes the grant of a range of equity awards, the ECC has made grants of only options and/or restricted shares in recent years and granted only restricted shares in 2010. In demonstration of our commitment to pay-for-performance, we have made performance equity awards a key component of our executive compensation program. Accordingly, in 2010, 50% of the total number of shares awarded to our NEOs, by the ECC, were subject to performance conditions. In determining the size of an equity grant, normally made in May of each year, except in the case of a mid-year promotion, the ECC considers the performance of BJ’s during the previous year (which by May is supported by audited financials), the plan for the current year and the competitive equity awards being granted in the marketplace. The grant price is normally the closing price on the date of grant. The ECC generally has not made equity grants during black-out periods under BJ’s insider trading policy.

3. Stock Options

Stock options are primarily awarded to align executive interests with those of BJ’s shareholders. The vesting of awards over time provides significant retention value, particularly when the value of the stock has increased relative to the price of the option when initially granted. Options are granted with a strike price equal to the closing price of BJ’s shares as of the grant date, generally vest pro-rata over a three or four-year period and have a ten-year term. This design is common among our peer companies, as well as the broader market.

4. Restricted Stock

The ECC believes restricted stock provides a direct link to shareholder value creation, financial and operational performance, provides an appropriate balance of risk and reward, and is consistent with market best practices. Under our 2007 Stock Incentive Plan, restricted shares that vest solely based on the passage of time must vest over a period of 36 months, unless they are part of a designated and limited pool of shares. Restricted stock may contain a performance hurdle to become vested.

5. BJ’s Growth Incentive Plan

The GIP is intended to provide executives of BJ’s with cash awards based upon BJ’s growth and performance and to encourage retention of executives.

As with the MIP, GIP awards may be based on one or more objective measures of performance. The applicable measure is selected by the ECC at the beginning of each three-year award period. The GIP allows the ECC to determine, in its sole discretion, any adjustments deemed appropriate to increase or decrease the value of a payout in response to specified events. However, the ECC cannot make any adjustments for the sole purpose of increasing the incentive award payout to the CEO and other NEOs at the end of an award period, other than in the case of certain identified events. No individual award payment under the GIP can exceed $2,500,000 in any calendar year.

All NEOs are eligible to participate in the GIP, and in years when awards were made, we have awarded a specific number of performance units based on the historical awards provided to our NEOs. The ECC did not grant GIP awards for the 2008-2010 cycle, or the 2009-2011 cycle or the 2010-2012 cycle, and we do not anticipate granting GIP awards for a 2011-2013 cycle.

6. Retirement Benefits available to NEOs and other BJ’s employees

A. 401(k) Plan: BJ’s offers a 401(k) plan to all of its eligible employees through which they can defer a portion of their cash compensation. The CEO and all other NEOs who are participants in the 401(k) plan are considered highly compensated employees and are limited to deferring up to 7% of their cash compensation on a pre-tax basis, up to the annual maximum allowed under law. BJ’s matches the first 5% of the participant’s contributions as follows: 100% on the first 1% of contributions and 50% on the next 4% of contributions. BJ’s contributions vest in equal annual installments over the first four years of employment. The plan provides the participants with diversified investments into which they may direct their contributions.

B. Executive Retirement Plan (“ERP”): The ERP is designed to enhance our ability to hire and retain the required executive talent by providing a program through which BJ’s contributes amounts toward retirement over and above the matching contributions of the 401(k) plan. The ECC authorizes an annual contribution on an “after-tax” basis on behalf of all executives at the level of Assistant Vice President and above, and has sole discretion to determine the amount of the contribution provided that the contribution is at least 3% of the participant’s eligible salary earned in the prior fiscal year. The contribution is deposited into an investment account that is part of a Group Variable Universal Life Insurance certificate. Since the ERP’s inception, the ECC has voted a contribution amount equal to 5% of the base salary earned through fiscal year end. Contributions are accumulated and held in an account and vest in full at the end of the fourth full fiscal year of employment. After the vesting criterion is met, the executive can invest the account balance among a diversified investment portfolio. Withdrawal from the executive’s account during the course of an executive’s employment causes the forfeiture of future contributions.

7. Additional Benefits and Perquisites

BJ’s provides the NEOs with a mix of benefits and perquisites as follows:

A. Perquisites. BJ’s provides its NEOs with: auto allowance, annual tax preparation and financial counseling and periodic estate planning. As set out on the table on page 36, the value of these perquisites is relatively modest.

B. Deferred Compensation. BJ’s allows NEOs to defer the receipt of compensation to a later date on a tax-deferred basis. This plan is described on page 38.

C. Group Insurance Plans. BJ’s provides all eligible employees with a comprehensive mix of insurance benefits which include medical, dental, basic life (to a maximum of $100,000), disability, and for NEOs business travel accident, and accidental death and dismemberment. NEOs also receive executive life (2x the executive’s base salary, up to $3.0 million) and can purchase additional supplemental life (to maximum of $750,000).

8. Change of Control and Other Termination Benefits

The ECC recognizes that the possibility of a change of control or potential change of control of BJ’s may result in the departure or distraction of management to the detriment of BJ’s and its shareholders and wishes to assure the executive a fair compensation arrangement when the executive’s employment is continued or involuntarily terminated following a change of control or potential change of control.

It is BJ’s intention to provide severance and change of control benefits that are consistent with market practice. Management, with the assistance of Towers Watson, reviews severance and change of control program provisions against market trends from time to time to ensure continued alignment with peer companies, and makes recommendations to the ECC as necessary to maintain BJ’s competitive position.

In March 2010, Towers Watson conducted a competitive review and assessment of BJ’s Change of Control Severance Benefit Plan for Key Employees and Change of Control Severance Agreement based on then-current market practices. The 2010 review benchmarked our severance and change of control benefits against our core peer group (see page 29).

As a result of that review, Towers Watson found the key program elements of our plan, including eligibility for participation, severance benefit levels and benefit continuation timeframes, to be within competitive market practice of our core peer group.

In March 2011, following an analysis of the potential impact of the tax provisions currently contained in the Company’s Change of Control Severance Agreements, the ECC approved amendments to these agreements, including those with our NEOs. Prior to the amendments, the agreements provided for an automatic reduction of the benefits an executive would receive to the extent such benefits would result in the imposition of an excise tax on the executive by reason of sections 280G and 4999 of the Internal Revenue Code. As amended, the agreements now provide that if an executive would receive at least $25,000 more on an after-tax basis by receiving all of the benefits under the agreements, then the benefits payable to the executive will not be reduced. In this case, the executive would receive the full benefits and be personally liable for payment of the excise tax imposed. As was the case prior to the amendments, the Company is not, under any circumstance, obligated to provide a tax gross-up payment to any executive.

The specific Employment and Severance Agreements and Change of Control Severance Benefits for our NEOs are discussed on pages 40 to 44.

C. Relationship among the Compensation Program Elements

There are three key objectives for our executive compensation program, and each component of the compensation program addresses one or more of those objectives and attributes, as follows:

Objective	Base Salary	Annual Incentive (MIP)	Long-term Incentives (GIP and Equity)	Retirement, Perquisites, and Termination/ Change of Control Benefits
Hire and retain key talent	Ö	Ö	Ö	Ö
Integrate compensation with the achievement of BJ’s annual and long-term goals		Ö	Ö
Link management’s interests with shareholders over the long-term			Ö

While there is no set allocation between or among the various elements, the elements of the compensation plan are interwoven, and these inter-relationships are taken into account in establishing the target compensation for our NEOs:

•

Base salary is the primary vehicle for providing NEOs a source of fixed income. As discussed above, the ECC evaluates market data along with the CEO’s input on individual performance to provide market competitive base salary levels (along with benefits and perquisites), which are critical in attracting, retaining and motivating talented executives.

•

MIP awards are set as a percentage of base pay, and as such, salary decisions impact annual incentive opportunities. Taking these annual payments together, BJ’s seeks to provide meaningful levels of annual incentive opportunities that would be sufficient to drive performance. Total cash compensation levels (base + target MIP) are evaluated against market benchmarks to ensure that total cash opportunity is at an appropriate level to retain a talented executive team and at, or near, our target compensation of the 50th to 75th percentile of our peer companies.

•

While BJ’s financial performance in any given year is used to calculate the MIP for that year, each year’s performance is also used to calculate multiple awards under the GIP program. As a result, if a GIP award is made, there is a relationship between MIP and GIP payment levels, versus their targets, over time. In addition, given the three-year structure of the GIP program, one weak year makes it difficult to achieve the targets set for the cycle. Similarly, one strong year increases the likelihood of an eventual payout.

•

Long-term incentives, including restricted stock, may share some of the same performance metrics as the MIP for vesting a portion of shares. However, given the three-year structure of the restricted stock program, one weak year makes it difficult to achieve the targets set for vesting a portion of shares under the cycle. Similarly, one strong year increases the likelihood of vesting a portion of shares under the cycle and an eventual pay-out. Long-term incentives are not directly tied to the other elements of the compensation program, but are an important component when evaluating our compensation packages against competitive benchmarks and our desired competitive range, and most directly link NEO compensation and long-term gains for our shareholders.

D. Competitive Frames of Reference

We consider a variety of internal and external criteria and data in arriving at pay decisions. Competitive frames of reference are utilized as a tool to make the following decisions:

•	Competitive pay opportunities for the services of our NEOs;

•	Alignment of incentive targets with performance;

•	Appropriateness of our long-term incentives, both from a structure and competitiveness standpoint; and

•	Appropriateness of mix of pay in terms of fixed versus variable and annual versus long-term incentives.

Towers Watson

In 2010, management engaged Towers Watson to provide competitive market data from the group of peer organizations set out in the following table that was used in evaluating and setting NEO compensation. Towers Watson’s market assessment for the NEOs included base salary, total cash compensation (base + annual incentives) and total direct compensation (total cash compensation + long-term incentives). The group of peer organizations was updated in 2010 by Towers Watson with review by Mercer, to reflect the proper industry and financial criteria. BJ’s “core peer group” represents companies which are closely comparable not only based on industry but also financial size. These organizations are used for benchmarking NEO compensation. BJ’s “expanded peer group” includes three additional organizations that, while larger financially, are closely aligned to BJ’s business. As a result, these additional companies are used for the purposes of benchmarking pay and benefit practices in terms of design and trends.

The peer group summary financial statistics are set out in the following table:

Peer Company	Financial Statistics (for 2009)
	Revenue ($M)	Net Income ($M)		Market Cap. ($M)
Core Peer Group
Sears Holdings	$44,546	-$	24	$8,063
Safeway	$41,973		$849	$9,075
Staples	$24,476		$678	$15,675
TJX Companies	$19,243		$957	$15,831
Kohl’s	$16,484		$864	$17,485
Office Depot	$12,349	-$	2,074	$1,662
Whole Foods Market	$8,032		$147	$4,504
Family Dollar Stores	$7,401		$291	$3,928
Winn-Dixie Stores	$7,333		$34	$608
Ross Stores	$6,750		$349	$5,505
Dollar Tree	$4,924		$266	$4,034
Ruddick	$4,078		$86	$1,297

75th Percentile	$20,551		$721	$10,725
Median	$10,190		$278	$5,005
25th Percentile	$7,187		$73	$3,362

BJ’s Wholesale Club	$9,897		$140	$1,944
Percentile Rank	49%		35%	19%

Expanded Peer Group—Additional Peers
Costco Wholesale Corp	$71,449		$1,086	$24,786
Home Depot Inc	$67,416		$2,332	$42,767
Target Corp	$64,574		$2,093	$36,413

In addition, Towers Watson conducted a comprehensive pay-for-performance analysis to assess the extent to which compensation and financial performance are appropriately correlated on both an annual and longer-term basis. This analysis examined BJ’s annual performance relative to the peers across a number of financial indicators. Additionally, the analysis compared BJ’s three-year total shareholder return relative to peers and executive officer potential realizable gains from equity awards to ensure potential pay is aligned with BJ’s performance. In 2010, the analysis demonstrated that both annual and longer-term compensation were strongly correlated with the performance of BJ’s.

Mercer

Mercer performed analysis and provided compensation consulting advice on an as needed basis at the request of the ECC. For 2010, Mercer not only reviewed the new peer group, they also reviewed the Chief Executive Officer compensation and CD&A disclosure for the 2009 proxy.

E. Tax and Accounting Considerations

Internal Revenue Code of 1986, Section 162(m) (“Section 162(m)”). Section 162(m) places a limit of $1,000,000 on the amount of compensation that BJ’s may deduct in any one year with respect to certain of the NEOs. Certain compensation, including qualified performance-based compensation, is not subject to the deduction limit if certain requirements are met. The ECC reviews the potential effect of Section 162(m) periodically and, in general, structures and administers the compensation for our NEOs in a manner intended to comply with the performance-based compensation exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under BJ’s incentive plans will be treated as qualified performance-based compensation under Section 162(m). The ECC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the ECC believes such payments are appropriate and in the best interests of BJ’s and our shareholders, after taking into consideration changing business conditions, extraordinary events and the performance of its executives. For example, time-based restricted stock awards granted under the 2007 Stock Incentive Plan do not qualify as performance-based compensation.

FASB ASC Topic 718 (formerly FAS 123R). On January 29, 2006, we began accounting for share-based payments, including stock options and restricted shares, pursuant to FASB ASC Topic 718 (formerly FAS 123R).

Internal Revenue Code of 1986, Section 409A (“Section 409A”). All awards issued under the 2007 Stock Incentive Plan are intended to comply with Section 409A.

III. Compensation Actions Relating to Fiscal 2010

In 2010, the following served as BJ’s NEOs:

•

Laura J. Sen, a 17 year veteran of BJ’s, with more than 30 years experience in mass retailing, reassumed the position of Executive Vice President, Merchandising and Logistics on January 4, 2007 after a four-year absence from BJ’s. She had previously served in that same role from 1997 to 2003 and prior to that time served in a number of roles in our merchandising and logistics operations. On January 15, 2008, the Board elected Ms. Sen President and Chief Operating Officer of BJ’s, and effective February 1, 2009, she was promoted to President and CEO.

•

Frank D. Forward was a member of the team that formed BJ’s Wholesale Club as a development stage business in 1984, and had been with BJ’s continuously since that time. He served as Executive Vice President and Chief Financial Officer of BJ’s from 1997 until May 2005, when he was named Chief Administrative Officer. As of December 2005, Mr. Forward was appointed BJ’s Interim Chief Financial Officer. Effective January 8, 2007, Mr. Forward reassumed the CFO position. Mr. Forward retired as our CFO at the end of fiscal 2010.

•

Thomas F. Gallagher has more than 30 years of experience in retail operations. He began his career with BJ’s in 1991 as a regional manager, advancing through positions of increasing responsibility in operations, both at BJ’s and HomeBase, another warehouse merchandising business operated by Waban, Inc., BJ’s parent until 1997. Prior to his promotion to Executive Vice President, Operations, on January 29, 2007, he served as BJ’s Senior Vice President of Operations. Mr. Gallagher retired from his role at the end of fiscal 2010 for health reasons.

•

Christina M. Neppl is BJ’s Executive Vice President, Merchandising and Logistics. She has 20 years of experience in the wholesale club industry and has served BJ’s Wholesale Club in a variety of roles, most recently as BJ’s Senior Vice President and Controller. The Board elected her to her current role on January 12, 2008.

•

Lon F. Povich joined BJ’s on February 26, 2007, as Senior Vice President, General Counsel and Secretary. For the 11 years prior to his appointment, he served as General Counsel at The Boston Consulting Group, an international strategy consulting firm. Mr. Povich was promoted to Executive Vice President on June 4, 2007.

The following five sections outline the compensation that the ECC established for our NEOs in 2010.

1. Base Salaries in 2010

Executive and Position	Salary at Start of 2010 Fiscal Year	Salary at End of 2010 Fiscal Year	Comments
Laura J. Sen President and Chief Executive Officer	$900,000	$1,000,000	Ms. Sen’s salary was increased to $1,000,000 in April 2010, after her first year as our CEO.

Frank D. Forward Executive Vice President and Chief Financial Officer	$495,000	$515,000	Mr. Forward received increases in April 2010, to bring his salary closer to the median of our core peer group.

Thomas F. Gallagher Executive Vice President, Club Operations	$490,000	$514,500	Mr. Gallagher received an increase in April 2010, to bring his salary in line with the median of our core peer group.

Christina M. Neppl Executive Vice President, Merchandising and Logistics	$430,000	$475,000	Ms. Neppl received an increase in April 2010, to move her salary closer to the median of our core peer group.[1]

Lon F. Povich Executive Vice President, General Counsel and Secretary	$425,000	$442,000	Mr. Povich received an increase in April 2010, to move his salary closer to the median of our core peer group.

2. 2010 Management Incentive Plan

For 2010, the MIP for the NEOs was based 80% on the achievement of BJ’s 2010 net income goal of $138,445,000 and 20% on achievement of the 2010 merchandise sales goal of $9,848,627, for all of our club locations other than locations opened during the current fiscal year. The formulation of the 2010 MIP is consistent with the structure of past plans and is aligned with our long-term growth model of 10-15% improvement, annually, in earnings per share, adjusted for higher than historic investments in the business.

Performance against the sales and net income goals are each subject to a slope whereby executives are rewarded for outperforming the target and penalized for missing the target. With regard to the sales target, each one percent positive variance from the target drives a 26.3 percent increase in performance versus that target. For each one percent negative variance from the sales target, a thirteen percent decrease in performance results. With regard to the net income target, each one percent positive variance from the target drives a five percent increase in performance versus that target. For each one percent negative variance from the target, an eight percent decrease in performance results. There is a floor of zero percent performance versus each target, and a ceiling of 200 percent.

The ECC may adjust the performance against the targets for certain events as defined in the plan, including items such as unusual or extraordinary items, club closures, changes in accounting principles or settlements and judgments. In 2010, the ECC approved adjustments in the net income performance for all participants in the plan for various changes relating to the January 2011 club closures, restructuring and impairments. The sales performance target was adjusted to exclude from revenue sales for the five clubs we closed in January 2011.

[1]	Ms. Neppl’s salary was also increased on March 24, 2011 to $500,000 to continue to move her salary closer to the median of our core peer group.

In 2010, the Company underperformed the sales target by 2.10 percent and outperformed the net income target by 0.04 percent. The following equation results in the 94.7 percent of target achieved for our other NEOs.

[20% (100% - (2.10*13%))] + [80% (100% + (0.04*5%))] = 14.5% + 80.2% = 94.7% of target

Relative Performance of Sales Goal	+	Relative Performance of Net Income Goal	=	Simplification = Sum of Each Term

The table below indicates each NEOs 2010 target award and the actual award paid under the MIP:

Executive and Position	Target Award (% of Salary)	Target Award	Actual Incentive Award Paid in March 2011	Actual Award As a % of Target Award
Laura J. Sen President and Chief Executive Officer	75%	$737,020	$697,811	94.7%

Frank D. Forward Executive Vice President and Chief Financial Officer	30%	$153,462	$145,298	94.7%

Thomas F. Gallagher. Executive Vice President, Club Operations	30%	$153,078	$144,934	94.7%

Christina M. Neppl Executive Vice President, Merchandising and Logistics	30%	$140,164	$132,707	94.7%

Lon F. Povich Executive Vice President, General Counsel and Secretary	30%	$131,717	$124,710	94.7%

3. 2010 Equity-based Compensation

In designing the equity compensation program for 2010, the ECC was cognizant of several factors within our recent history and overall strategy of providing market-based compensation to our management team:

•	long-term incentives are the best way to align management performance and shareholder value,

•	in 2007, we made both one-time grants and annual grants of a size necessary to attract and/or retain the management team necessary to lead the turnaround at BJ’s,

•

the GIP plan paid out a long-term incentive for our executive team only once in the last five years, and thus served as a very weak incentive. The failure to meet the GIP targets was the result of weak performance in the early years of those award cycles under the GIP, prior to the hiring of our current management team.

•	a grant of restricted stock will have some value, and thus grants of restricted shares need not replace a full GIP payment at target, and

•

in 2008 we settled on a market-based, dollar value for grants of time-based and performance-based restricted shares which had served as our long-term compensation vehicle, replacing the prior combination of GIP awards and restricted stock grants. Our current approach reflects our belief that equity awards serve to align the interests of our executives with those of our shareholders and that a mix of performance-based and time-based awards provides a focus on linking pay and performance as well as providing a retention vehicle for key executives.

On May 25, 2010, we granted each of our NEOs restricted shares, all of which were subject to three years of continued service and one-half of which were also subject to an additional performance hurdle described in the following paragraph. We granted Ms. Sen 59,148 restricted shares with an approximate value of $2,250,000 on the date of grant . We believe that this award, which positions her at the 25th percentile versus the marketplace, was appropriate given that she is relatively new in the role as President and CEO. For our other four NEOs, the ECC approved share grants with approximately the same dollar value on the date of grant as the restricted shares granted to those individuals in May 2009, which continued to place their total direct compensation between the 25th and 50th percentile of the peer group, as explained on page 34. Accordingly, each such NEO was granted 17,350 restricted shares with an approximate value of $660,000 on the grant date.

While restricted shares may increase or decrease in value as a result of market performance of our stock, the ECC believed that it was important to add, as we had in 2008 and 2009, an additional performance hurdle of a cumulative three-year net income or cumulative earnings per share improvement to one-half of the May 2010 restricted share grants to our NEOs. There is a down slope on the vesting such that if BJ’s fails to meet the total dollar amount of the three-year net income improvement or earnings per share improvement, fewer shares will vest. No performance shares will vest if BJ’s falls short of the total three-year net income improvement by approximately 3.85% or short of the earnings per share improvement by approximately 9.0%. Given BJ’s performance in the first year of the three-year cycle, we believe that it is probable that the target three-year net income improvement will be met.

Displayed in tabular form, in 2010 BJ’s NEOs received the following restricted stock awards:

Executive and Position	Grant Subject to Performance Hurdle and Continued Service	Grant Subject to Continued Service	Total Grant
Laura J. Sen, President and Chief Executive Officer	29,574	29,574	59,148

Frank D. Forward, Executive Vice President and Chief Financial Officer	8,675	8,675	17,350

Thomas F. Gallagher, Executive Vice President, Club Operations	8,675	8,675	17,350

Christina M. Neppl, Executive Vice President, Merchandising and Logistics	8,675	8,675	17,350

Lon F. Povich, Executive Vice President, General Counsel and Secretary	8,675	8,675	17,350

6. Executive Retirement Plan

On February 3, 2010, the ECC approved retirement contributions for fiscal 2010 of five percent (net of taxes) of base salary for executive officers of the Company under the ERP.

7. Target Compensation

The following table outlines each NEOs position versus market median. The relationship to market medians outlined below was estimated based on a competitive assessment conducted as of February 2010 for NEOs other than the CEO. The CEO’s position versus market median is based on market data provided by Towers Perrin as of February 2010, and thereafter reviewed by Mercer. Market data for the assessments reflect compensation data obtained from proxy filings for the peer group disclosed on page 29 and were used to evaluate pay decisions made for fiscal year 2010. The table below includes information for base salary (representing actual base salary for 2010), total target cash compensation (2010 base + target MIP opportunity) and total direct compensation (base + target MIP + actual annual equity awards made in 2009 with respect to 2010).

Position vs. Peer Group Median (50th Percentile, i.e. 100% is equal to Peer Group Median)

Executive and Position	Base Salary	Total Cash Compensation	Total Direct Compensation
Laura J. Sen	88%	76%	70%
President and Chief Executive Officer

Frank D. Forward	84%	65%	67%
Executive Vice President and Chief Financial Officer

Thomas G. Gallagher	80%	61%	53%
Executive Vice President, Club Operations

Christina M. Neppl	67%	51%	57%
Executive Vice President, Merchandising and Logistics

Lon F. Povich	74%	57%	52%
Executive Vice President, General Counsel and Secretary

•

In general, BJ’s base salaries align with market median for all NEOs and are consistent with BJ’s compensation philosophy targeting compensation between the 50th and 75th percentile of the peer group. Only Ms. Neppl’s salary is significantly below peer market median, which reflects her relatively recent promotion to her position.

•

BJ’s target total cash compensation is 24% to 49% below market median. Target opportunity is below median, but payout range allows for increased payout for superior performance to support the pay-for-performance intent of the MIP plan, and the possibility of appreciation of restricted stock over time. In addition, Ms. Sen and Ms. Neppl are relatively new in their positions, and the comparisons for Messrs. Gallagher and Povich are more difficult as their positions often do not appear in the NEO lists of the peer group.

IV. Closing Comments

Taken as a whole, BJ’s believes that it has put in place a management team to continue to lead BJ’s for the future. Using our traditional compensation elements, the ECC has created an incentive package for BJ’s NEOs that the ECC believes is in the best interest of our shareholders and consistent with market practices of peer companies.

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with BJ’s management. Based on this review and discussion, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Executive Compensation Committee of the Board of Directors of BJ’s Wholesale Club, Inc.

Michael J. Sheehan, Chair

Christine M. Cournoyer

Edmond J. English

Leonard A. Schlesinger

Compensation of Executives

The following table shows the compensation paid during the last three fiscal years to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers as of January 29, 2011. These five people are referred to in this proxy statement as our named executive officers, or NEOs.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Laura J. Sen	2010	982,693	—	2,249,990	697,811	115,824	4,046,318
President and Chief Executive Officer	2009	900,000	179,783	2,500,004	1,226,582	107,258	4,913,627
	2008	675,000	—	1,895,861	506,493	87,833	3,165,187

Frank D. Forward	2010	511,539	—	659,994	145,298	70,236	1,387,067
Executive Vice President and Chief Financial Officer	2009	486,347	—	658,241	531,912	66,449	1,742,949
	2008	463,462	—	658,266	208,659	66,297	1,396,684

Thomas F. Gallagher	2010	510,260	—	659,994	144,934	70,588	1,385,776
Executive Vice President, Club Operations	2009	479,616	52,184	658,241	477,054	66,087	1,733,182
	2008	448,588	—	658,266	201,947	65,287	1,374,088

Christina M. Neppl	2010	467,212	—	659,994	132,707	63,802	1,323,715
Executive Vice President, Merchandising and Logistics	2009	416,154	46,057	658,241	426,038	57,646	1,604,136

Lon F. Povich	2010	439,058	—	659,994	124,710	61,470	1,285,232
Executive Vice President, General Counsel and Secretary	2009	414,616	46,939	658,241	440,811	59,756	1,620,363
	2008	388,462	—	658,266	174,892	56,812	1,278,432

(1)	Includes amounts deferred at the direction of the executive officer pursuant to our General Deferred Compensation Plan, see page 38.
(2)	For a discussion of this one-time bonus see pages 28-29 of our 2009 Proxy.
(3)	The amount in this column is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) for grants made in the applicable year. The assumptions used in valuing restricted stock awards are described under the caption “Stock Incentive Plans” in note 8 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. For 2010, half of the amount in this column relates to awards with performance conditions, and the other half of the amount relates to awards that vest based solely on continued service by the executive officer. For awards with performance conditions, the amount in the table is grant date fair value based upon the probable outcome of such conditions. For 29,574 and 8,675 shares granted in 2010 to Ms. Sen and to each executive officer, respectively, the value of the award at the grant date assuming the highest level of performance conditions would be achieved was $1,124,995 and $329,997 (which are the amounts included in the table above). For 16,438 and 9,017 shares granted in 2009 to Ms. Sen and to each executive officer, respectively, the value of the award at the grant date assuming the highest level of performance conditions would be achieved was $599,987 and $329,120 (which are the amounts included in the table above). For 11,937 and 8,485 shares granted in 2008 to Ms. Sen and to each executive officer, respectively, the value of the award at the grant date assuming the highest level of performance conditions would be achieved was $463,036 and $329,133 (which are the amounts included in the table above).
(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column represent amounts paid under the MIP in April of 2009, 2010, and 2011 based on the performance of the Company in fiscal 2008, 2009, and 2010, respectively, and the amounts paid under the GIP in April 2010.

(5)	The amounts in the “All Other Compensation” column for fiscal 2010 consist of the following:

	Perquisites		All Other Compensation
	Auto Allowance ($)	Financial Counseling ($)	401(k) Plan Match ($)	Life Insurance ($)	ERP Contribution ($)(a)	Tax Gross-Ups for ERP Contribution ($)
Laura J. Sen	20,565	—	7,350	5,785	49,135	32,989
Frank D. Forward	15,374	1,000	7,350	3,763	25,577	17,172
Thomas F. Gallagher	15,374	300	7,350	4,922	25,513	17,129
Christina M. Neppl	15,374	—	7,350	2,033	23,361	15,684
Lon F. Povich	15,374	—	7,350	2,054	21,953	14,739

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2010

Name	Name of Plan	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Laura J. Sen	2007 SIP	5/25/10	—	—	—	—	—		—		29,574	(3)	—	—	1,124,995
	2007 SIP	5/25/10	—	—	—	—	29,574	(4)	29,574	(4)	—		—	—	1,124,995
	MIP		—	737,020	1,474,040	—	—		—		—		—	—

Frank D. Forward	2007 SIP	5/25/10	—	—	—	—	—		—		8,675	(3)	—	—	329,997
	2007 SIP	5/25/10	—	—	—	—	8,675	(4)	8,675	(4)	—		—	—	329,997
	MIP		—	153,462	306,924	—	—		—		—		—	—

Thomas F. Gallagher	2007 SIP	5/25/10	—	—	—	—	—		—		8,675	(3)	—	—	329,997
	2007 SIP	5/25/10	—	—	—	—	8,675	(4)	8,675	(4)	—		—	—	329,997
	MIP		—	153,078	306,156	—	—		—		—		—	—

Christina M. Neppl	2007 SIP	5/25/10	—	—	—	—	—		—		8,675	(3)	—	—	329,997
	2007 SIP	5/25/10	—	—	—	—	8,675	(4)	8,675	(4)	—		—	—	329,997
	MIP		—	140,164	280,328	—	—		—		—		—	—

Lon F. Povich	2007 SIP	5/25/10	—	—	—	—	—		—		8,575	(3)	—	—	329,997
	2007 SIP	5/25/10	—	—	—	—	8,675	(4)	8,675	(4)	—		—	—	329,997
	MIP		—	131,717	263,434	—	—		—		—		—	—

(1)	See pages 24-25 for a description of the MIP. See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above for the amounts earned in fiscal 2010 under the MIP.
(2)	The amounts shown in this column represent the grant date fair value of each equity award (based upon the probable outcome of the performance conditions as of the grant date in the case of performance-based awards) as determined in accordance with FASB ASC Topic 718.
(3)	Represents grant of restricted stock which vests in full two business days after the release of the Company’s May 2013 sales, subject to continued employment through the date of vesting.
(4)	Represents grant of restricted stock which vests in full two business days after the release of the Company’s May 2013 sales, subject to the achievement of certain net income or EPS targets.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value Of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Laura J. Sen	75,000	(2)	25,000	(2)	32.20	3/9/2017	36,938	(3)	1,606,803	11,937	(4)	519,260
	—		—		—	—	42,962	(5)	1,868,847	16,438	(7)	715,053
	—		—		—	—	16,438	(6)	715,053	29,574	(9)	1,286,469
	—		—		—	—	29,574	(8)	1,286,469	—		—

Frank D. Forward	25,000		—		45.30	9/25/2011	8,485	(3)	369,098	8,485	(4)	369,098
	30,000		—		23.03	9/12/2012	9,017	(6)	392,240	9,017	(7)	392,240
	50,000		—		23.62	5/28/2014	8,675	(8)	377,363	8,675	(9)	377,363
	100,000		—		32.20	3/9/2017	—		—	—		—

Thomas F. Gallagher	56,250	(2)	18,750	(2)	32.20	3/9/2017	8,485	(3)	369,098	8,485	(4)	369,098
	—		—		—	—	9,017	(6)	392,240	9,017	(7)	392,240
	—		—		—	—	8,675	(8)	377,363	8,675	(9)	377,363

Christina M. Neppl	3,500		—		25.25	12/2/2013	15,985	(3)	695,348	8,485	(4)	369,098
	12,000		—		27.32	9/29/2014	9,017	(6)	392,240	9,017	(7)	392,240
	20,000		—		30.11	5/26/2015	8,675	(8)	377,363	8,675	(9)	377,363
	20,000		—		29.68	5/24/2016	—		—	—		—

Lon F. Povich	37,500	(2)	12,500	(2)	32.20	3/9/2017	8,485	(3)	369,098	8,485	(4)	369,098
	—		—		—	—	9,017	(6)	392,240	9,017	(7)	392,240
	—		—		—	—	8,675	(8)	377,363	8,675	(9)	377,363

(1)	The value was calculated by multiplying the number of shares by $43.50, the closing market price of our Common Stock on January 28, 2011, the last trading day of our fiscal year.
(2)	Original grant has vested 75% of the underlying shares. Remaining shares vested in full on March 9, 2011.
(3)	Vests in full two days after the later of the release of the Company’s first quarter fiscal 2011 earnings, or May 22, 2011, subject to continued employment through the date of vesting.
(4)	Vests in full two business days after the later of the release of the Company’s first quarter fiscal 2011 earnings, or May 22, 2011, subject to the achievement of certain net income or EPS targets.
(5)	Vests in full two business days after the release of the Company’s fiscal 2011 earnings, subject to continued employment through the date of vesting.
(6)	Vests in full two business days after the later of the release of the Company’s first quarter fiscal 2012 earnings, or May 21, 2012, subject to continued employment through the date of vesting.
(7)	Vests in full two business days after the later of the release of the Company’s first quarter fiscal 2012 earnings, or May 21, 2012, subject to the achievement of certain net income or EPS targets.
(8)	Vests in full two business days after the release of the Company’s May 2013 sales, subject to continued employment through the date of vesting.
(9)	Vests in full two business days after the release of the Company’s May 2013 sales, subject to the achievement of certain net income or EPS targets.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Received Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Laura J. Sen	—	—	50,000	1,786,700
Frank D. Forward	40,000	249,783	50,000	1,934,300
Thomas F. Gallagher	59,250	414,311	45,000	1,616,950
Christina M. Neppl	—	—	7,500	288,075
Lon F. Povich	—	—	23,500	853,575

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL 2010

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Laura J. Sen	—	—	—	—	—
Frank D. Forward	—	—	6,225	—	190,291
Thomas F. Gallagher	—	—	—	—	—
Christina M. Neppl	—	—	—	—	—
Lon F. Povich	—	—	—	—	—

General Deferred Compensation Plan

BJ’s maintains the General Deferred Compensation Plan to provide our non-employee directors and selected employees the opportunity to defer receipt of certain compensation in order to build savings. Under this plan, eligible employees may elect to defer all or any part of (a) base salary, (b) payments under the MIP or the GIP, (c) in the case of non-employee directors, any annual retainer, meeting fees or equity awards, and (d) subject to exceptions as the ECC may provide, other compensation payable to a participant.

Under the plan, eligible participants make deferral elections which will include (a) the amount or percentage of the eligible compensation to be deferred, (b) the date on which, or the event following which payment of such deferred compensation is to commence, (c) the payment period and schedule, and (d) any designated beneficiaries. Deferred amounts earn interest compounded monthly at a rate equal to the average of the yield quoted in the Wall Street Journal for twelve months prior to the start of the fiscal year on United States Treasury Notes with periods of remaining maturity of not less than, but closest to, ten years. The rate in 2010 was 3.34%. In the case of hardship or unusual circumstance, the ECC may upon request modify any deferral election previously made under the plan. Among the NEOs and directors, only Dr. Danos and Mr. Sheehan deferred amounts under this plan in 2010. Mr. Forward’s “Aggregate Earnings” reflect interest on his aggregate balance, at market rates. He made no additional deferrals in 2010.

Management Incentive Plan

Officers and other key employees, as designated by the ECC, are eligible to receive incentive cash awards under the Management Incentive Plan (“MIP”) based upon the level of achievement of performance goals for the Company’s fiscal year. All executive officers as well as approximately 3,000 other employees of the Company currently participate in the MIP.

During the time period prescribed by Section 162(m) of the Code with respect to each annual performance period, the ECC establishes the MIP performance goals and corresponding target awards based on one or more of the following objective performance criteria and measurements: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, net assets, return on assets or net assets, return on equity, return on investment, return on invested capital, cash flow, total shareholder return, gross margin, earnings before interest, taxes, depreciation and/or amortization and market share. Such goals, criteria and target awards may (i) be absolute or relative in their terms or measured against or in relationship to other companies or a market index, (ii) vary among participants; and (iii) be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works. Such performance criteria may include or exclude (in whole or in part) income or loss from, or other effects of, sales of gasoline.

Awards are based upon the level of achievement of the established performance goals. The ECC reviews the payout calculations after the year’s financial results have been audited and certifies the amount of any awards to be paid. Awards are paid in cash as soon as practicable after the performance period, but no later than the last day of the calendar year in which occurs the end of the performance period, except to the extent deferred under the Company’s General Deferred Compensation Plan. Achievement of all of the performance goals results in the payment of a participant’s target award. Failure to achieve the performance goals results in a decrease or elimination of the participant’s award. Exceeding the performance goals results in an award greater than the target award, up to the maximum award. The ECC may exercise its discretion to reduce an award and may provide for automatic modifications in the minimum, target and maximum award opportunities in the event of a change in the participant’s position.

No participant may receive a MIP award in excess of $1,500,000 in any calendar year. Under the MIP, the ECC may not make any adjustments to the performance criteria to increase the incentive payment to executive officers subject to Section 162(m) of the Code, except to make appropriate adjustments in the event of certain specified types of transactions, provided that in no case shall any such adjustment be made if it would cause an award to no longer qualify as performance-based compensation under Section 162(m) of the Code.

The ECC has full power to administer and interpret the MIP and to establish rules for its administration. The ECC or the Company’s Board of Directors may amend, suspend or terminate the MIP at any time.

Growth Incentive Plan

Employees in management positions in the Company, as selected by the ECC, are eligible to receive cash awards under the Growth Incentive Plan (“GIP”). All executive officers as well as approximately 50 other employees of the Company, participated in the FYE07-09 cycle of the GIP.

Each participant in the GIP is eligible to receive a cash award for each award period, which consists of a certain number of fiscal years. Each participant’s cash award corresponds to the Company’s level of performance or growth of the change metric during such award period. Such growth is determined using the same objective measures set forth above for the MIP.

Awards are based upon the level of achievement of the established performance goals. The ECC reviews the payout calculations after the financial results for the award period have been audited and certifies the amount of any awards to be paid. Awards are paid in cash as soon as practicable after the award period, but no later than the last day of the calendar year in which the end of the award period occurs, except to the extent deferred under the Company’s General Deferred Compensation Plan. The ECC may exercise its discretion to reduce an award and may provide for automatic modifications of the incentive units granted to a participant in the event of a change in the participant’s position.

No participant may receive a GIP award in excess of $2,500,000 in any calendar year. Under the GIP, the ECC may not make any adjustments to the performance criteria to increase the incentive payment to executive officers subject to Section 162(m) of the Code, except to make appropriate adjustments in the event of certain specified types of transactions; provided that in no case shall any such adjustment be made if it would cause an award to no longer qualify as performance-based compensation under Section 162(m) of the Code.

In the event of a change of control, GIP participants are entitled to a cash award based on the Company’s performance for that portion of the award period immediately preceding the change of control.

The ECC has full power to administer and interpret the GIP and to establish rules for its administration. The ECC or the Company’s Board of Directors may amend, suspend or terminate the GIP at any time.

2007 Stock Incentive Plan

On May 24, 2007, at the 2007 Annual Meeting of Shareholders of the Company, BJ’s shareholders approved the adoption of our 2007 Stock Incentive Plan. As of May 24, 2007, the 2007 Plan replaced BJ’s 1997 Stock Incentive Plan (the “1997 Plan”) and no further grants were made under the 1997 Plan. On May 25, 2010, at the 2010 Annual Meeting of Shareholders of the Company, BJ’s Shareholders approved certain amendments to the plan. (In this section the 2007 Stock Incentive Plan, as amended, is referred to as the “2007 Plan.”)

Awards may be made under the 2007 Plan for up to 7,500,000 shares of BJ’s common stock (subject to adjustment for changes in capitalization, including stock splits and other similar events). Awards under the 2007 Plan may include restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards.

The 2007 Plan provides that all “full value” awards, which generally means awards other than stock options and stock appreciation rights, will count against the 7,500,000 maximum shares issuable under the 2007 Plan at a ratio of two to one. Stock options and stock appreciation rights will count against shares issuable at a ratio of one to one.

If an award expires, terminates, is cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grants under the 2007 Plan.

Under the 2007 Plan, stock options must be granted at an exercise price equal to or greater than the closing price of BJ’s common stock on the date of grant. Options may not be granted for a term in excess of ten years.

The 2007 Plan generally requires that all stock options have a minimum one-year vesting period. In general, restricted stock awards that vest solely on the passage of time may not vest sooner than ratably over three years and such awards that do not vest solely on the passage of time may not vest prior to the first anniversary of the grant.

Severance Benefits under Employment Agreements

The Company recognizes that from time-to-time circumstances may result in the involuntary termination of a key executive’s employment with BJ’s. If this occurs, the Company wishes to assure the executive that he or she will receive a fair severance pay and benefit arrangement. Such assurance is required to hire the executive talent required by the organization and to maintain executive management continuity.

We have entered into employment agreements with each of our NEOs with the following dates:

Executive and Position	Date of Agreement
Laura J. Sen President and Chief Executive Officer	February 1, 2009, amended December 21, 2009 and December 20, 2010

Frank D. Forward Executive Vice President and Chief Financial Officer	April 3, 2007, as amended and restated on August 1, 2008, and as amended on December 14, 2009 and December 20, 2010

Thomas F. Gallagher Executive Vice President, Club Operations	April 3, 2007, as amended on December 21, 2009 and December 20, 2010

Christina M. Neppl Executive Vice President, Merchandising and Logistics	January 15, 2008, as amended on December 18, 2009 and December 20, 2010

Lon F. Povich Executive Vice President, General Counsel and Secretary	June 3, 2007, as amended on December 14, 2009 and December 20, 2010

Pursuant to these employment agreements, our NEOs are entitled to receive the following severance pay and benefit arrangements, subject to the executive entering into a binding and irrevocable release of claims and separation agreement prepared by the Company:

•

Two years of salary, auto allowance and medical, dental, and life insurance in effect immediately prior to the termination of employment for reasons other than voluntary, for cause or disability for all NEOs.

•	MIP payments: Termination of employment for any reason, other than cause, prior to the last day of the performance period will entitle a participant to pro-rata payments for the term of service.

Under the plans and plan documents governing our compensation plans, upon termination of employment our NEOs are also entitled to receive:

•

GIP payments: Termination of employment for any reasons other than death, disability or retirement prior to the end of the award period will not entitle the participant to any rights under the GIP, and the participant will not be entitled to receive payment with respect to any incentive unit.

•	Restricted Shares:

•

As part of Mr. Forward’s grants, issued in conjunction with the entering into of his employment agreements, in April 2007, the ECC agreed with Mr. Forward that all outstanding shares of restricted stock granted prior to June 1, 2008 would vest in full at the time of his termination, unless he was terminated for cause.

•	As to the other NEOs, and as to all other grants to Mr. Forward, all outstanding shares of restricted stock are forfeited upon termination of employment.

•

Stock Options: All vested and unexercised stock options are exercisable up to 90 days after termination of employment; and all unvested shares of a stock option grant will continue to vest for a period of one year after the date of termination of employment due to death, disability or normal retirement, but in no event may the stock options be exercised after the expiration date.

•

ERP: All eligible participants are entitled to receive an annual contribution if employed through the last day of the plan year or if termination of employment occurred during the plan year due to retirement on or after the attainment of age 55, with 10 years of service or disability.

Benefits under Change of Control Severance Agreements

As part of a comprehensive package to attract and retain a talented executive team, and consistent with market practices, we have also entered into change of control severance agreements with each of our NEOs that provide benefits upon a change of control or potential change of control, including severance benefits if the executive officer is terminated following such event. A change of control means, in summary: (i) the acquisition by a party or a group of 20% or more of the outstanding stock of the Company; (ii) a change, without Board of Directors approval, of a majority of the Board of Directors; (iii) the acquisition of the Company by means of a reorganization, merger, consolidation or asset sale, unless the holders of our common securities continue to own at least 60% of the surviving entity, no party or group owns 20% or more of the surviving entity and a majority of the Board of the surviving entity are BJ’s directors; or (iv) the approval of a liquidation or dissolution of the Company. A potential change of control means, in summary: (i) the Company enters into an agreement that would result in a change of control; or (ii) the Board of Directors adopts a resolution that a potential change of control has occurred. The change of control severance agreements with our NEOs generally provide as follows:

•

Within 30 days after the earlier of a change of control or a potential change of control, all NEOs who are participating in the GIP or MIP will receive payment of the MIP prorated at target for the performance period and payment of the GIP prorated based on actual results for the performance period to the date of the change of control or potential change of control, whichever is earlier.

•

Within 30 days following a qualified termination of employment, which is generally defined as termination by the Company other than for cause, by the executive for good reason (as described in further detail below) or by reason of death, incapacity or disability, after a change of control, and only if there is such a qualified termination of employment, all NEOs are entitled to receive, to the extent not already received as severance benefits under their employment agreements, three times the following salary, auto allowance and MIP payments:

•

Salary: the highest of the executive’s base salary in effect immediately prior to the date of termination, immediately prior to the change of control, or in effect within 180 days before the change of control, offset by any payments made under any long-term disability plan for the three years following the termination of employment.

•

Auto Allowance: the highest of the executive’s auto allowance in effect immediately prior to the date of termination, immediately prior to the change of control, or in effect within 180 days before the change of control.

•	MIP: the executive’s target payment under the MIP.

•

Following a qualified termination of employment, all NEOs are entitled to receive three years of medical and life insurance at the highest level provided to the executive either immediately prior to the change of control or within 180 days before the change of control. In addition, in certain circumstances, all NEOs will continue to receive disability benefits and insurance at the same level that they received prior to termination of employment.

In addition, in the case of a change of control:

•	Stock options can be substituted with shares of the acquiring company and become immediately exercisable, and all outstanding shares of restricted stock become free of all restrictions.

•

The ERP account balance will become fully vested without regard to years of service. The fiscal base earnings will be annualized for the year in which the change of control occurs, and the contribution percent will be based on the average contribution percent for the preceding three years or, if fewer, the NEO’s years of service.

Termination for good reason means, in summary, the voluntary termination by the executive officer of his or her employment within 120 days after (a) a diminution in the executive’s position, authority or responsibilities,

(b) a reduction in his or her compensation or benefits, (c) any purported termination for cause in which the Company does not follow the procedure set forth in the change of control severance agreement, (d) a relocation of the executive, and (e) any breach by the Company of the change of control severance agreement.

In March 2011, following an analysis of the potential impact of the tax provisions currently contained in the Company’s Change of Control Severance Agreements, the ECC approved amendments to these agreements, including those with our NEOs. Prior to the amendments, the agreements provided for an automatic reduction of the benefits an executive would receive to the extent such benefits would result in the imposition of an excise tax on the executive by reason of sections 280G and 4999 of the Internal Revenue Code. As amended, the agreements now provide that if an executive would receive at least $25,000 more on an after-tax basis by receiving all of the benefits under the agreements, then the benefits payable to the executive will not be reduced. In this case, the executive would receive the full benefits and be personally liable for payment of the excise tax imposed. As was the case prior to the amendments, the Company is not, under any circumstance, obligated to provide a tax gross-up payment to any executive.

Potential Payments Upon Termination or Change of Control

The following table describes the potential payments and benefits upon a termination without cause by BJ’s for each of the NEOs as if their employment was terminated as of January 29, 2011:

Potential Payments and Benefits Upon Termination Without Cause

Name	Salary Continuation	Auto Allowance	Benefits Continuation	Estimated Total Value of Equity Acceleration(1)	Total Termination Benefits
Laura J. Sen	$2,000,000	$41,130	$31,705	$8,280,454	$10,353,289
Frank D. Forward	$1,030,000	$30,748	$36,505	$2,277,399	$3,374,652
Thomas F. Gallagher	$1,029,000	$30,748	$20,162	$2,489,274	$3,569,184
Christina M. Neppl	$950,000	$30,748	$33,028	$2,277,399	$3,291,175
Lon F. Povich	$884,000	$30,748	$33,076	$2,418,649	$3,366,473

(1)	Includes options and shares of restricted stock. The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $43.50, the closing market price of our common stock on January 28, 2011 (the last trading day prior to January 29, 2011), and then deducting the aggregate exercise price for the options. The value of unvested shares of restricted stock was calculated by multiplying the number of shares of unvested restricted stock by $43.50.

The following table describes the potential payments and benefits upon a termination by reason of death or disability for each of the NEOs as if their employment was terminated as of January 29, 2011:

Potential Payments and Benefits Upon Termination by Reason of Death or Disability

Name	Estimated Total Value of Equity Acceleration(1)	Total Termination Benefits
Laura J. Sen	$0	$0
Frank D. Forward	$738,195	$738,195
Thomas F. Gallagher	$0	$0
Christina M. Neppl	$0	$0
Lon F. Povich	$0	$0

(1)

Includes options and shares of restricted stock. The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $43.50, the closing market price of our common stock on January 28, 2011 (the last trading day prior to January 29, 2011), and then deducting the aggregate exercise price for the options. The value of unvested shares of restricted stock was calculated by multiplying the number of shares of unvested restricted stock by $43.50.

The following table describes the potential payments and benefits to each of the NEOs upon a change of control or potential change of control as if the change of control had occurred on January 29, 2011:

Potential Payments and Benefits Upon a Change of Control

Name	MIP Target Award	Estimated Total Value of Equity Acceleration(1)	Total Change of Control Benefits
Laura J. Sen	$737,020	$8,280,454	$9,017,474
Frank D. Forward	$153,462	$2,277,399	$2,430,861
Thomas F. Gallagher	$153,078	$2,489,274	$2,642,352
Christina M. Neppl	$140,164	$2,277,399	$2,417,563
Lon F. Povich	$131,717	$2,418,649	$2,550,366

(1)	Includes options and shares of restricted stock. The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $43.50, the closing market price of our common stock on January 28, 2011 (the last trading day prior to January 29, 2011), and then deducting the aggregate exercise price for the options. The value of unvested shares of restricted stock was calculated by multiplying the number of shares of unvested restricted stock by $43.50.

The following table describes the potential additional payments and benefits upon an involuntary termination for each of the NEOs as if their employment was terminated following a change of control or potential change of control as of January 29, 2011:

Potential Additional Payments and Benefits Upon Termination Following a Change of Control

Name	Salary Continuation	MIP	Auto Allowance	Benefits Continuation	Total Additional Termination Benefits
Laura J. Sen	$3,000,000	$2,250,000	$61,695	$47,557	$5,359,252
Frank D. Forward	$1,545,000	$463,500	$46,121	$54,757	$2,109,378
Thomas F. Gallagher	$1,543,500	$463,050	$46,121	$30,243	$2,082,914
Christina M. Neppl	$1,425,000	$427,500	$46,121	$49,542	$1,948,163
Lon F. Povich	$1,326,000	$397,800	$46,121	$49,614	$1,819,535

Amounts in the preceding two change of control tables assume that the executives received the full payment without any reduction applied. As discussed above, in March 2011, the ECC approved amendments to the Change of Control Severance Agreements. Prior to the amendments, the agreements provided for an automatic reduction of the benefits an executive would receive to the extent such benefits would result in the imposition of an excise tax on the executive by reason of sections 280G and 4999 of the Internal Revenue Code. As of March 2011, the agreements provide that if an executive would receive at least $25,000 more on an after-tax basis by receiving all of the benefits under the agreements, then the benefits payable to the executive will not be reduced. In this case, the executive would receive the full benefits and be personally liable for payment of the excise tax imposed.

Compensation Committee Interlocks and Insider Participation

During 2010, the members of the Executive Compensation Committee were Edmond J. English, Michael J. Sheehan, Christine M. Cournoyer and Leonard A. Schlesinger (and, prior to his retirement on May 24, 2010,S. James Coppersmith). None of the members of the ECC was at any time during 2010, or formerly, an officer or employee of the Company. None of the Company’s executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the ECC.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of January 29, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	839,000	30.17	3,715,000	(1)
Equity compensation plans not approved by security holders(2)	—	—	—

Total	839,000	30.17	3,715,000

(1)	As of January 29, 2011, the number of securities remaining for future issuance consists of 3,715,000 shares issuable under the Company’s 2007 Stock Incentive Plan, which was approved by the Company’s shareholders. Awards under the 2007 Stock Incentive Plan may include restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards, as the Board of Directors may determine.
(2)	The Company has no equity compensation plans not approved by security holders.

Indemnification Agreements

The Company has entered into agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual’s involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company’s request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company’s Amended and Restated Certificate of Incorporation and by Delaware law.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2011. Although shareholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Company’s Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by the Company’s shareholders at the annual meeting, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the newly enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this proxy statement.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our annual and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our shareholders. The “Executive Compensation” section of this proxy statement beginning on page 21, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the ECC with respect to the fiscal year ended January 29, 2011.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The ECC believes this link between compensation and the achievement of our annual and longer-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management. In 2010, all of our NEOs received compensation packages below the median of our peer group.

Our Board of Directors is asking shareholders to approve a non-binding advisory vote on the following resolution:

RESOLVED: That, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal Four overrules any decision by the Company or the Board of Directors (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our ECC and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act, which added Section 14A to the Exchange Act, provides shareholders with the opportunity to indicate, on a non-binding, advisory basis, their preference as to the frequency of future say on pay votes, often referred to as “say when on pay.” For this proposal, shareholders can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years, or they may abstain.

Consistent with our view that our executive compensation program should serve as an incentive and retention tool, we take a long-term view of executive compensation and encourage our stockholders to do the same. The Board recommends that future advisory votes on executive compensation should be held every three years, or on a triennial basis, so that the next advisory vote would be held at our annual meeting of shareholders in 2014.

The Executive Compensation Committee has designed our executive compensation program to reward performance over a multi-year period. As set out in full in our Compensation Disclosure and Analysis, we believe that our pay is aligned with performance. Long–term incentives are an important element of our executive compensation program, including in recent years the grant of a substantial number of shares of performance-based restricted stock that vests based on the achievement of three-year performance goals. We believe that having an advisory vote on executive compensation every three years better correlates with these longer-term compensation programs and objectives and our business planning cycles.

Providing an advisory vote every three years gives shareholders and proxy advisory firms adequate time to evaluate the effectiveness of long-term compensation strategies and related business outcomes. It also provides the Executive Compensation Committee time to thoroughly respond to shareholder input and implement appropriate changes. Too-frequent executive compensation advisory votes may encourage short-term analysis of executive compensation. Annual or biennial executive compensation advisory votes also may not allow stockholders sufficient time to evaluate the effect of changes we make to executive compensation.

Finally, offering the advisory vote every three years will improve the ability of institutional funds that hold shares in a large number of public companies to exercise their voting rights in a more deliberate, thoughtful and informed way. We believe that institutions will be able to provide us with more meaningful input on our compensation program if they are not simultaneously required to evaluate the compensation program of every public company, every year.

We speak to our major shareholders on a regular basis, and we believe that those meetings and conversations provide an effective opportunity for our shareholders to provide input on our compensation systems and other matters. We encourage stockholders to contact the Board of Directors at any time to provide feedback about corporate governance or executive compensation matters.

Although the vote is non-binding, the Board and the Executive Compensation Committee will review the voting results in making a decision as to the policy to be adopted by the Board on the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that shareholders vote for an advisory vote on executive compensation every THREE YEARS

PROPOSAL FIVE

SHAREHOLDER PROPOSAL REGARDING BIRD WELFARE

People for the Ethical Treatment of Animals (PETA), 501 Front Street, Norfolk, Virginia 23510, beneficial owner of 100 shares of common stock, has notified us that they intend to present a resolution at the annual meeting. Your Board of Directors recommends a vote AGAINST this shareholder proposal. As required by federal regulations, the resolution is included below exactly as submitted:

RESOLVED: that, to advance the company’s financial interests and the welfare of chickens and turkeys killed for its restaurants, shareholders encourage the Board to purchase 100 percent of turkey from suppliers that use controlled-atmosphere killing (CAK), a less cruel method of slaughter, by the end of 2012, and to require the company’s chicken suppliers to switch to CAK within four years.

Supporting Statement:

The industry is rapidly moving toward CAK in an effort to improve animal welfare, with numerous CAK turkey-processing plants already in operation and at least two chicken processers transitioning to CAK in 2011. It is only a matter of time until the rest of the industry follows suit and implements this improved method of slaughter.

BJ’s Wholesale Club’s suppliers’ current slaughter method is cruel and inefficient. Consider the following:

•

BJ’s Wholesale Club’s poultry suppliers use electric immobilization in their slaughterhouses. This involves shackling live birds, shocking them with electrified water in a “stun” bath, cutting their throats, and removing their feathers in tanks of scalding—hot water.

•

Birds often suffer broken bones, bruising, and hemorrhaging during the shackling process, which lowers product quality and yield. They also peck and scratch at each other, which increases carcass contamination.

•	Because the electric current in the “stun” bath is kept too low to effectively render birds unconscious, many have their throats cut while they are still able to feel pain.

•	Birds are often scalded to death in defeathering tanks. When this happens, they often defecate, further decreasing yield and increasing the likelihood of contamination.

•	Frenzied birds flap their wings, kick workers, and vomit and defecate on them, leading to increased worker injuries and illness and poor overall ergonomics.

CAK is better for the birds’ welfare and more efficient. Consider the following benefits:

•	With CAK, birds who are still in their transport crates are placed in chambers, where their oxygen is replaced with nonpoisonous gasses, putting them “to sleep”.

•

Every published report on CAK and numerous meat-industry scientific advisors—including Drs. Temple Grandin, Mohan Raj, and Ian Duncan—have concluded that it is superior to electric immobilization with regard to animal welfare.

•

Because there is no live shackling or live scalding, product quality and yield are greatly improved and contamination is drastically decreased. And because workers never handle live birds, ergonomics improve, injury and illness rates decrease, and the opportunities for workers to abuse live birds are eliminated.

Many of BJ’s Wholesale Club’s competitors are moving to or already sourcing turkey or chicken from suppliers that use CAK, including Chipotle, Starbucks, KFCs in Canada, Ruby Tuesday, Subway, Quiznos, Kroger, A&P, Harris Teeter, Subway, and Winn-Dixie.

We urge shareholders to support this socially and ethically responsible resolution.

Management’s Statement in Opposition to the Proposal

The safety and quality of the products we sell in our warehouse clubs is, and has always been, a top priority for us. An identical proposal was presented to the shareholders for vote at last year’s annual meeting and only received the support of 1,064,709 shares out of 44,937,623 votes cast on this matter. For the same reasons as last year, we continue to oppose this proposal and do not believe this proposal is in the best interest of shareholders.

BJ’s does not own, raise, transport or process poultry. We sell poultry that we purchase from our suppliers, which are primarily two of the three largest poultry processors in the United States (specifically, Perdue Incorporated, the third largest poultry processor in the United States, and Tyson Foods, Inc., the world’s largest processor of chicken, beef and pork). As a purchaser, but not a processor, of poultry, we require that the livestock used to produce products sold in our BJ’s clubs be raised, handled, transported and processed using procedures that are consistent with industry best practices and that comply with all applicable laws and all animal handling/animal welfare guidelines as established by applicable industry associations.

Different humane methods exist for harvesting poultry, including the method of controlled-atmosphere killing referenced in the proposal. However, the research remains inconclusive as to whether controlled atmosphere killing is truly a better alternative to conventional stunning methods. The National Chicken Council released a statement on February 16, 2009 that said “According to scientists, there is no advantage in terms of animal welfare for gas killing systems for poultry compared to the conventional stunning systems used by the United States chicken industry. The industry feels that while gas systems are worthy of further study, there is no proven reason yet to move away from conventional stunning systems.” In its most recent statement, the National Chicken Council stated “given the efficacy of electrical stunning systems and the questions surrounding gas stunning, it is likely that electrical systems will remain standard in the United States for the time being.”

In light of the current state of the research in this area, we do not believe at this time that it is appropriate to give preference to suppliers that use controlled atmosphere killing as opposed to conventional stunning methods.

Accordingly, our Board recommends a vote AGAINST this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five directors, each of whom is independent as defined by the applicable standards of the NYSE. A description of the responsibilities of the Audit Committee is set forth above under the caption “The Board of Directors and its Committees-Audit Committee” on pages 9 to 10.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2010 with the management of the Company. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as amended, as adopted by the PCAOB. The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit related services to the Company which are referred to in “All Other Fees” on page 52 is compatible with maintaining such firm’s independence.

Based on the review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, for filing with the SEC.

By the Audit Committee of the Board of Directors of the Company

Thomas J. Shields, Chair

Helen Frame Peters

Paul Danos

Edmond J. English

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

Fees to Independent Registered Public Accounting Firm

The following table presents the fees and expenses of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for each of the last two fiscal years.

	Fiscal Year Ended
	January 29, 2011	January 30, 2010
Audit Fees(1)	$1,380,080	$1,545,894
Audit-Related Fees(2)	50,420	60,306
Tax Fees(3)	35,944	81,106
All Other Fees (4)	3,394	201,607

Total	$1,469,838	$1,888,913

(1)	Audit fees include the annual audit of the financial statements and Sarbanes-Oxley 404 attestations and reviews of the financial statements included in each of the Company’s quarterly reports on Form 10-Q.
(2)	Audit-related fees consisted principally of consultations concerning financial accounting and reporting standards as well as assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements and which are not reported under “Audit Fees.” These services in 2010 and 2009 included audits of the Company benefit plans.
(3)	Tax fees consist of fees for tax compliance and tax advice and planning services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for $34,075 of the total tax fees billed in fiscal 2010 and $29,200 of the total tax fees billed in fiscal 2009. Tax advice and planning services relate to assistance with tax audits and appeals, and employee benefit plans and requests for rulings or technical advice from taxing authorities.
(4)	All other fees consist of $3,394 and $3,000 of licensing fees in 2010 and 2009, respectively, and $198,607 of advisory services related to the Company’s information technology projects in 2009.

Pre-approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations regarding the filing of required reports, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners with respect to fiscal 2010 were met.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than 5:00 p.m., Eastern Time, on December 9, 2011, in order to be considered for inclusion in the Company’s proxy materials for that meeting. The Company suggests that proponents submit their proposals via registered or certified mail. Proposals should be addressed to Lon F. Povich, Secretary, BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581.

The Company’s by-laws require that the Company be given advance written notice of shareholder nominations for election to the Company’s Board of Directors and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, the Secretary must receive such notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2012 Annual Meeting of Shareholders is held during the period from May 6, 2012 to August 4, 2012 (as it is expected to be), in order to comply with the time periods set forth in the Company’s by-laws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above no earlier than February 25, 2012, and no later than March 17, 2012. If a shareholder fails to provide timely notice of a proposal to be presented at the 2012 Annual Meeting of Shareholders, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal which may come before the meeting.

The Company’s by-laws also specify requirements relating to the content of the notice which shareholders must provide to the Secretary of the Company for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting.

OTHER MATTERS

The Board of Directors has no knowledge of any other matter which may come before the meeting and does not intend to present any such other matter. Pursuant to the Company’s by-laws, the deadline for shareholders to notify the Company of any proposals or director nominations to be presented for action at the annual meeting has passed. However, if any other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

OTHER INFORMATION

The Executive Compensation Committee Report on page 34 to 35, the Audit Committee Report on pages 50 to 51 and the information regarding the Audit Committee’s charter and the independence of Audit Committee members on page 9 shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

The cost of solicitation of proxies will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies by mail, e-mail, telephone and personal interview for a fee of $8,500, plus expenses. Officers and employees of the Company may, without additional remuneration, also assist in soliciting proxies in the same manner. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of availability. This means that only one copy of this proxy statement, the Company’s Annual Report for the fiscal year ended January 29, 2011, or a notice of availability may have been sent to multiple shareholders in each household. The Company will promptly deliver a separate copy of these documents to any shareholder upon written or oral request to the Investor Relations Department of the Company, BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581, telephone: (775) 512-6650. Any shareholder who wants to receive separate copies of these documents, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact the Company at the above address and phone number.

By Order of the Board of Directors

Lon F. Povich
Secretary

April 8, 2011

and

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/bj
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

BJ’s Wholesale Club, Inc.	OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
93734	94262
▼ FOLD AND DETACH HERE ▼

Please sign, date and return the proxy card promptly using the enclosed envelope.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR the election of each of the Director nominees:

1. Election of Directors for a term to expire in 2014.

	FOR	AGAINST	ABSTAIN
Nominees:

01 Paul Danos Ph.D.	☐	☐	☐

02 Laura J. Sen	☐	☐	☐

03 Michael J. Sheehan	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.	FOR	AGAINST	ABSTAIN

2. Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3.

3. To approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

The Board of Directors recommends a vote of every THREE YEARS.

1 year	2 years	3 years	Abstain

4. To hold an advisory vote on the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote AGAINST Proposal 5.

5. Consideration of a shareholder proposal regarding bird welfare.	☐	☐	☐

Mark box at right if you plan to attend the Annual Meeting	☐

		Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your BJ’s Wholesale Club, Inc. account online.

Access your BJ’s Wholesale Club, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for BJ’s Wholesale Club, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

BJ’S WHOLESALE CLUB, INC.

As part of BJ’s Wholesale Club, Inc.’s ongoing efforts to reduce expenses, we are asking our shareholders to authorize us to send only one copy of shareholder publications to their respective households. If you are receiving multiple copies of shareholder reports at your address and wish to eliminate them for the account shown on the attached proxy card, please write or call our Investor Relations Department, BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581, telephone 1-866-991-1237. You will continue to receive your proxy mailing for shares held in this account.

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as a BJ’s Wholesale Club, Inc. Shareholder.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxyvoting.com/bj

▼ FOLD AND DETACH HERE ▼

PROXY

BJ’S WHOLESALE CLUB, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS – MAY 26, 2011

The undersigned hereby appoints Robert W. Eddy, Thomas J. Shields and Lon F. Povich, and each of them singly, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of common stock of BJ’s Wholesale Club, Inc., at the Annual Meeting of Shareholders of BJ’s Wholesale Club, Inc., to be held at the Doubletree Hotel, 5400 Computer Drive, Westborough, Massachusetts, on Thursday, May 26, 2011 at 11:00 a.m. Eastern Time, and at all adjournments thereof, at which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse side hereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. Please sign and return this card if you are voting by mail.

THIS PROXY, WHEN PROPERLY EXECUTED ON THE REVERSE SIDE OF THIS CARD, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR A VOTE FOR SHAREHOLDER APPROVAL EVERY THREE YEARS ON PROPOSAL 4 AND AGAINST PROPOSAL 5. THE PROXIES IN THEIR DISCRETION ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 93734	Fulfillment# 94262